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                                                                   Exhibit 10.34

                                                                       EXECUTION
                                                                            COPY


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                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                                AMERIPATH, INC.,

                             J. SLOAN LEONARD, M.D.,

                            JOSEPH A. SONNIER, M.D.,

                              VAN Q. TELFORD, M.D.,

                            WILLIAM C. BURTON, M.D.,

                           JAMES SCOT MILVENAN, M.D.,

                            LESLIE L. WALTERS, M.D.,

                             THOMAS M. JAMES, M.D.,

                            STEPHEN W. ALDRED, M.D.,

                             JOHN E. MCDONALD, M.D.

                                       AND

                             BARBARA A. SHINN, M.D.

                           DATED AS OF AUGUST 21, 1997


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                                TABLE OF CONTENTS

                                                                        Page No.

                                    ARTICLE I

                                PURCHASE OF STOCK

 1.1   Purchase and Sale of Capital Stock....................................  2
 1.2   Purchase Price........................................................  2
 1.3   338(h)(10) Election...................................................  3
 1.4   The Contingent Notes..................................................  3
 1.5   AmeriPath Stock....................................................... 10

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

 2.1   Corporate Organization, Qualification, etc............................ 12
 2.2   Subsidiaries.......................................................... 15
 2.3   INTENTIONALLY DELETED................................................. 15
 2.4   Corporate Record Books................................................ 15
 2.5   Authorization, Etc.................................................... 16
 2.6   No Violation.......................................................... 16
 2.7   Financial Statements.................................................. 16
 2.8   Employees............................................................. 17
 2.9   Absence of Certain Changes............................................ 17
 2.10  Contracts............................................................. 18
 2.11  True and Complete Copies.............................................. 20
 2.12  Title and Related Matters............................................. 20
 2.13  Equipment and Other Tangible Property................................. 21
 2.14  Litigation............................................................ 21
 2.15  Tax Matters........................................................... 21
 2.16  Compliance with Law and Applicable Government Regulations............. 23
 2.17  ERISA and Related Matters............................................. 23
 2.18  Intellectual Property................................................. 25
 2.19  Environmental Matters................................................. 26
 2.20  Dealings with Affiliates.............................................. 27
 2.21  Banking Arrangements.................................................. 27
 2.22  Insurance............................................................. 27
 2.23  Consents.............................................................. 28
 2.24  Investment Representations............................................ 28
 2.25  Accounts Receivable; Inventories...................................... 29


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 2.26  Brokerage............................................................ 30
 2.27  Improper and Other Payments.......................................... 30
 2.28  Participation in Audits.............................................. 30
 2.29  Healthcare Laws...................................................... 30
 2.30  INTENTIONALLY DELETED................................................ 32
 2.31  Capitalization....................................................... 32
 2.32  Title to Stock....................................................... 32
 2.33  Options and Rights................................................... 33

                                   ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

 3.1   Corporate Organization, etc.......................................... 33
 3.2   Authorization, Etc................................................... 33
 3.3   No Violation......................................................... 33
 3.4   Governmental Authorities............................................. 34
 3.5   Issuance of AmeriPath Stock.......................................... 34
 3.6   Information Regarding AmeriPath...................................... 34

                                   ARTICLE IV

                            COVENANTS OF THE SELLERS

 4.1   Regular Course of Business........................................... 34
 4.2   Amendments........................................................... 35
 4.3   Capital Changes; Pledges............................................. 35
 4.4   Dividends............................................................ 35
 4.5   Capital and Other Expenditures....................................... 35
 4.6   Cash and Cash Equivalents............................................ 35
 4.7   Borrowing............................................................ 36
 4.8   Other Commitments.................................................... 36
 4.9   Interim Financial Information........................................ 36
 4.10  Full Access and Disclosure........................................... 36
 4.11  Confidentiality...................................................... 36
 4.12  Breach of Agreement.................................................. 37
 4.13  Fulfillment of Conditions Precedent.................................. 37
 4.14  Banking Arrangements................................................. 37


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                                    ARTICLE V

                           COVENANTS OF THE PURCHASER

 5.1  Confidentiality....................................................... 37
 5.2  Full Access and Disclosure............................................ 37

                                   ARTICLE VI

                                OTHER AGREEMENTS

 6.1   Further Assurances................................................... 38
 6.2   Agreement to Defend.................................................. 38
 6.3   Consents............................................................. 38
 6.4   No Solicitation or Negotiation....................................... 39
 6.5   No Termination of the Sellers' Obligations by Subsequent
       Incapacity, Etc...................................................... 39
 6.6   Employment Agreements................................................ 39
 6.7   Public Announcements................................................. 39
 6.8   Operational Guidelines and Covenants Related to Contingent Notes..... 40
 6.9   Non-Competition Covenant............................................. 40
 6.10  Non-disclosure; Confidentiality...................................... 41
 6.11  Rule 144 Best Efforts................................................ 43
 6.12  Deliveries After Closing............................................. 43
 6.13  Structural Changes................................................... 43
 6.14  Observer Rights...................................................... 44

                                   ARTICLE VII

                 CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER

 7.1   Representations and Warranties; Covenants and Agreements............. 45
 7.2   No Injunction........................................................ 45
 7.3   Third Party Consents................................................. 45
 7.4   Regulatory Approvals................................................. 46
 7.5   No Material Adverse Change........................................... 46
 7.6   Opinion of the Sellers' Counsel...................................... 46
 7.7   INTENTIONALLY DELETED................................................ 46
 7.8   Employment Agreements................................................ 46
 7.9   Shareholders' Agreement.............................................. 46
 7.10  Creditor Consents.................................................... 46
 7.11  Subordination Agreement.............................................. 46
 7.12  Delivery of Stock.................................................... 46
 7.13  Merger of Entities................................................... 47


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                                  ARTICLE VIII

                  CONDITIONS TO THE OBLIGATIONS OF THE SELLERS

 8.1   Representations and Warranties; Performance.......................... 47
 8.2   No Injunction........................................................ 47
 8.3   Purchase Consideration............................................... 47
 8.4   Employment Agreements................................................ 47
 8.5   Third Party Consents................................................. 47
 8.6 Regulatory Approvals. The Federal and State regulatory agencies or Authorities listed in Schedule 2.23 hereto shall have approved the applications listed in such Schedule with respect to the transfer of assets or change of control represented by the transactions contemplated by this Agreement, and such approval shall not impose financial obligations on the Purchaser that are objectionable to it
 8.7   No Material Adverse Change........................................... 48
 8.8   Opinion of Counsel................................................... 48

                                   ARTICLE IX

                                     CLOSING

 9.1   Closing.............................................................. 48
 9.2   Closing Deliveries................................................... 48

                                    ARTICLE X

                           TERMINATION AND ABANDONMENT

 10.1  Methods of Termination............................................... 50
 10.2  Procedure Upon Termination........................................... 50



                                   ARTICLE XI

                       SURVIVAL OF TERMS; INDEMNIFICATION

 11.1  Survival............................................................. 51
 11.2  Indemnification by the Sellers....................................... 51
 11.3  Indemnification by the Purchaser..................................... 52
 11.4  Third-Party Claims................................................... 52
 11.5  Deductible........................................................... 53


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 11.6  Maximum Liability.................................................... 53
 11.7  Transaction Liability................................................ 54
 11.8  Several Liability.................................................... 54
 11.9  Notice of Claims..................................................... 54
 11.10 Exclusive Remedy..................................................... 55

                           ARTICLE XII

                    MISCELLANEOUS PROVISIONS

 12.1  Amendment and Modification........................................... 56
 12.2  Entire Agreement..................................................... 56
 12.3  Certain Definitions.................................................. 56
 12.4  Notices.............................................................. 58
 12.5  Exhibits and Schedules............................................... 59
 12.6  Waiver of Compliance; Consents....................................... 59
 12.7  Assignment........................................................... 59
 12.8  Governing Law........................................................ 60
 12.12 Injunctive Relief.................................................... 60
 12.13 Binding Effect....................................................... 60
 12.14 Delays or Omissions; Waiver.......................................... 60
 12.15 Severability......................................................... 61
 12.16 Expenses............................................................. 61
 12.17 Attorneys' Fees...................................................... 61
 12.18 Dealings in Good Faith; Best Efforts................................. 61
 12.20 Counterparts......................................................... 61


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                                    SCHEDULES

1.1     Capitalization; MD Stock and S Corp Stock owned by Sellers
1.2     Allocation of Consideration to Sellers
2.2     Subsidiaries; Investments; Interests
2.4     Corporate Records
2.6     Violations; Third Party Consents
2.7(a)  Additional Liabilities
2.7(b)  Liabilities covered by Insurance
2.7(c)  Accounts Payable
2.8     Employees
2.9     Certain Changes
2.10    Contracts
2.12    Real and Personal Property
2.14    Litigation
2.16(a) Permits and Licenses
2.16(b) Jurisdictions Licensed to Provide Healthcare; Status
2.17    ERISA, Benefit Plans and Other Matters
2.18    Intellectual Property
2.18(d) Software
2.19    Environmental Matters
2.20    Affiliated Transactions
2.21    Banking Arrangements
2.22    Insurance
2.23    Consents; Regulatory Approvals
2.25    Accounts Receivable
2.27    Improper Payments
2.28    Participation in Audits
2.29(a) Fraud and Abuse
2.29(b) Third-Party Payors
2.29(c) Medicare and Medicaid Compliance
2.29(d) Rate Limitations and Rates


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                                    EXHIBITS

1.4 Form of 7% Non-Negotiable Contingent Subordinated Promissory Note 2.1(a) Unipath's organizational documents
2.1(b) PLLC's organizational documents
2.1(c) DPA's articles of incorporation and bylaws
2.1(d) DPP's organizational documents
2.1(e) AMPA's articles of incorporation and bylaws
2.1(f) Plano's organizational documents
2.1(g) Metro, Ltd.'s organizational documents
2.1(h) Metro, P.A.'s articles of incorporation and bylaws
2.1(i) Articles of incorporation and bylaws of each MDPA
2.7    Financial Statements
3.6    Information Statement
6.6    Form of Employment Agreement
7.6    Opinion of Sellers' Counsel
7.9    Shareholders' Agreement
7.11   Subordination Agreement
8.8    Purchaser's Opinion of Counsel



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     STOCK PURCHASE AGREEMENT (the "Agreement"), dated as of August __, 1997, by and among AMERIPATH, INC., a Delaware corporation, or its permitted assigns ("AmeriPath" or the "Purchaser"), J. SLOAN LEONARD, M.D., JOSEPH A. SONNIER, M.D., VAN Q. TELFORD, M.D., WILLIAM C. BURTON, M.D., JAMES SCOT MILVENAN, M.D., LESLIE L. WALTERS, M.D., THOMAS M. JAMES, M.D., STEPHEN W. ALDRED, M.D., JOHN E. MCDONALD, M.D. and BARBARA A. SHINN, M.D., collectively referred to herein as the "Sellers" and individually as a "Seller").


                                 R E C I T A L S

     WHEREAS, the Sellers, collectively, constitute all of the ultimate beneficial owners, through the MDPAs (as defined below) and otherwise, of each of UNIPATH, LTD., a Texas limited partnership ("Unipath"), UNIPATH, PLLC, a Texas professional limited liability company and the general partner of Unipath ("PLLC"), DALLAS PATHOLOGY ASSOCIATES, INC., a Texas corporation ("DPA"), ARLINGTON MANSFIELD PATHOLOGY ASSOCIATES, P.A., a Texas professional association ("AMPA"), DALLAS PATHOLOGY ASSOCIATES, a Texas general partnership ("DPP"), PLANO PATHOLOGY ASSOCIATES, a Texas general partnership ("Plano"), METROPLEX PATHOLOGY ASSOCIATES, P.A., a Texas professional association ("Metro, P.A."), METROPLEX PATHOLOGY, LTD., a Texas limited partnership ("Metro, Ltd." and, together with Unipath, PLLC, DPA, DPP, AMPA, Metro, P.A. and Plano, collectively referred to herein as the "Unipath Entities"). Metro, P.A., AMPA and DPA are collectively referred to herein as the "S Corps" and individually as an "S Corp").

     WHEREAS, the Unipath Entities are engaged in the business of providing pathology related services (the "Business").

     WHEREAS, the Sellers listed on Schedule 1.1 hereto constitute the sole shareholders of, and own all of the issued and outstanding shares of common stock of, each of the professional associations listed on Schedule 1.1 (the "MDPAs") and of each of the S Corps (as set forth on Schedule 1.1.

     WHEREAS, the Purchaser desires to purchase all of the capital stock of the MDPAs (collectively, the "MD Stock") and all of the capital stock of the S Corps (the "S Corp Shares" and together with the MD Stock, the "Stock") from the Sellers, on the terms and subject to the conditions hereinafter set forth.

     WHEREAS, the Sellers desire to sell, assign, convey, transfer and deliver the Stock to the Purchaser, on the terms and subject to the conditions hereinafter set forth.

     WHEREAS, in order to enable AmeriPath to acquire the Stock, each of the Sellers shall cause the MDPA which it owns to merge with and into a regular Texas business corporation owned by such Seller pursuant to a reorganization that will qualify under Section 368 (a)(1)(F) of the Internal Revenue Code of 1986, as amended and the regulations thereunder (the "Code"), as a mere change in identity, form or place of organization of a corporation, however effected; and each of Metro, P.A. and AMPA shall be merged with and into separate regular Texas business corporations pursuant to a reorganization that will qualify under
Section 368 (a)(1)(F) of the Code as a mere change in identity, form or place of organization of a corporation.

     WHEREAS, in connection with the closing of the transactions contemplated by this Agreement, AmeriPath has formed and is the sole member of a non-profit health organization certified to practice medicine and qualified under Section 5.01(a) of the Texas Medical Practice Act (the "5.01(a)"), and AmeriPath shall direct certain of the Stock, assets and liabilities of the Unipath Entities to be transferred, conveyed or assigned to the 5.01(a) through contract and by operation of law.

     WHEREAS, AmeriPath desires to purchase and acquire from each Seller, and each Seller desires to sell, transfer and deliver to AmeriPath, all of the issued and outstanding shares of capital stock of the S Corps, pursuant to an election in accordance with Sections 338(g) and 338(h)(10) of the Code upon the terms and subject to the conditions set forth herein.

     WHEREAS, although the parties hereto have agreed as to the minimum value of the Business, they are not able to agree as to the total value of the Business, and thus the parties hereto have agreed to certain additional contingent purchase price consideration based upon the results of operations of the Business as more fully set forth herein.


                    O P E R A T I V E   P R O V I S I O N S

     NOW, THEREFORE, for and in consideration of the mutual benefits to be derived hereby and the recitals, premises, representations, warranties, covenants, understandings and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, AmeriPath, the Sellers, intending to be legally bound, hereby agree as follows:

                                    ARTICLE I

                                PURCHASE OF STOCK

     1.1 Purchase and Sale of Capital Stock. Subject to the terms and conditions of this Agreement, each Seller agrees to sell, transfer and deliver to the Purchaser (or to the 5.01(a), as directed by the Purchaser), and the Purchaser agrees to purchase, acquire and accept delivery (or direct delivery to the 5.01(a)) from each Seller, all of the issued and outstanding shares of Stock owned or held by such Seller, which amount of Stock to be sold and purchased hereunder is set forth opposite each such Seller's name on Schedule 1.1 attached hereto.

     1.2 Purchase Price. In reliance on the representations, warranties, agreements and covenants of the Sellers made herein, and as full consideration for the Stock to be sold, transferred, conveyed and delivered by the Sellers, to the Purchaser pursuant to this Agreement



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at the Closing, AmeriPath shall deliver to the Sellers the following consideration (the "Purchase Price") in the aggregate (which aggregate consideration shall be divided among the Sellers in the amounts and as indicated on Schedule 1.2 attached hereto):

               (a) THIRTY-TWO MILLION FIVE HUNDRED THOUSAND DOLLARS ($32,500,000.00), by cashier's check or by wire transfer;

               (b) Certificates evidencing 1,000,001 shares of Common Stock, par value $.01 per share, of AmeriPath (the "AmeriPath Stock"), issuable at Closing but subject to restrictions over five years, in accordance with Section 1.5 hereof; and

               (c) 7% Non-Negotiable Contingent Subordinated Promissory Notes, due on the first business day after January 1, 2003, in the form attached hereto as Exhibit 1.4 (the "Contingent Notes"), in the maximum aggregate principal amount of THIRTY-NINE MILLION SIX HUNDRED THOUSAND DOLLARS ($39,600,000.00), the issuance and certain terms and conditions of which Contingent Notes are described in Section 1.4 below.

     1.3 338(h)(10) Election. The parties hereto agree that (i) the acquisition of the S Corp Shares will be in accordance with Section 338 of the Code, (ii) a Statement of Election (the "Election") on Form 8023-A under Section 338(h)(10) of the Code shall be made and filed with the appropriate authority and (iii) the Sellers shall be solely responsible for paying any taxes which may result from the Election and out of or as a consequence of the transactions contemplated hereby. For purposes of allocation under Section 1060 of the Code for purposes of the Election, property, plant and equipment shall be assigned a value of their adjusted tax basis; accounts receivable will be valued net of any bad debts and contractual allowances to be determined by the independent public accounting firm who then audits the annual financial statements of AmeriPath (the "Auditor") consistent with GAAP (as defined in Section 12.3 hereof); and the balance shall be attributed to goodwill or other intangible assets. For purposes of determining the balance, the fair value of the AmeriPath Stock shall be determined in good faith by the Purchaser and shall be based upon an independent evaluation thereof. The Sellers shall indemnify AmeriPath (and its Affiliates) and hold AmeriPath (and its Affiliates) harmless from any loss, charge or expense resulting from the Election and the payment of the taxes due in connection therewith and herewith.

     1.4 The Contingent Notes.

          (a) Principal Amounts; Issuance. The aggregate maximum principal amount of the Contingent Notes to be issued and delivered at the Closing by the Purchaser to the Sellers as additional purchase price consideration pursuant to Section 1.2(d) hereof shall be THIRTY-NINE MILLION SIX HUNDRED THOUSAND DOLLARS ($39,600,000.00). At the Closing, the Purchaser shall deliver to each Seller a Contingent Note, due on the first business day after January 1, 2003, in the maximum stated principal amount set forth on
     Schedule 1.2, which Contingent Notes shall be in the form of Exhibit



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     1.4 hereto. The Contingent Notes shall be due and payable in the applicable payment amount specified in or calculated pursuant to the Contingent Notes and the Annexes to such Contingent Notes (the "Applicable Payment Amount") corresponding to a target range of Operating Earnings or Cumulative Operating Earnings (as defined below), as the case may be, specified in the Contingent Notes and the Annexes thereto, with respect to each of the five twelve-month periods ending on August 31, for the years 1998 through 2002 (the "Five Periods"), if, and only if, (i) with respect to the twelve month period ending August 31, 1998, Operating Earnings for such period equal or exceed the specified minimum target amount of $6,230,000.00 (the "Year-1 Minimum Target") or, (ii) with respect to the 24 month period ending August 31, 1999, the 36 month period ending August 31, 2000, the 48 month period ending August 31, 2001 and the 60 month period ending August 31, 2002, Cumulative Operating Earnings for such periods equal or exceed $12,460,000.00, $18,690,000.00, $24,920,000.00 and $31,150,000.00,
     respectively (together with the Year-1 Minimum Target, as relevant to the applicable period, the "Minimum Targets"). Payment of principal and interest, when required to be paid hereunder, shall be made on the first business day after January 1 following the period for which the Minimum Targets had been achieved. For each of the Five Periods for which Operating Earnings or Cumulative Operating Earnings, as the case may be, are less than the applicable Minimum Target, no principal payment(s) shall be required, due or made under the Contingent Notes, with respect to that period, and any and all interest with respect thereto or accrued thereon, which otherwise would have become due or payable had the applicable Minimum Target been achieved for such period, but only with respect to such period, shall be canceled and voided. The Applicable Payment Amount for any payment period for which an Applicable Payment Amount is due and payable shall be reduced by any and all amounts of principal previously paid under or with respect to the Contingent Notes. Notwithstanding anything to the contrary herein or in the Contingent Notes, the aggregate maximum principal amount due or payable under the Contingent Notes shall not exceed $39,600,000.00.

          (b) "Operating Earnings"; "Cumulative Operating Earnings".

               (i) Definition of "Operating Earnings". For purposes hereof (and the Contingent Notes), the term "Operating Earnings", with respect to any period, shall mean the income of or attributable to the Business for such full twelve-month period (i.e. September 1 through August 31) before deduction for (in each case, with respect to the Business) (i) interest expense for such period, (ii) income tax expense (based on income) for such period, (iii) charges for amortization of goodwill and other intangible assets created as a result of this transaction,
          (iv) any additional depreciation resulting from a step-up in basis by the Purchaser as a result of this transaction, (v) $50,000 additional salary per year payable to Dr. Sonnier and his designee, (vi) gains or losses on disposition of tangible assets, and (vii) any fees or expenses incurred by the Business in connection with the transactions contemplated by this Agreement. All such calculations shall be determined in accordance with GAAP. For purposes hereof (and the Contingent



                                      - 4 -
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          Notes), the "Business" shall include the business, operations, contracts, assets and liabilities of the Unipath Entities (as such is constituted immediately prior to the Closing), which Business following the Closing shall consist of the business, operations, contracts, assets and liabilities of, and the results of operations, revenues and expenses associated with, (i) the 5.01(a), (ii) the contracts with hospitals and medical facilities in effect from time to time, to which the Unipath Entities, prior to the Closing, and the 5.01(a), the Unipath Entities and/or AmeriPath's wholly-owned subsidiary, AmeriPath Texas, Inc., a Texas corporation ("AmeriPath Texas"), following the Closing, is a party, and which are serviced by the physicians who from time to time are employed by the 5.01(a) and/or AmeriPath Texas and who report to the medical director for the Unipath Division (as defined below) (collectively, such physicians being referred to herein as the "Unipath-Based Pathologists"), and
          (iii) the Unipath Division's employment of, and employment agreements with, any and all Unipath-Based Pathologists. For purposes hereof (and the Contingent Notes), the term "Unipath Division" shall mean and include the business and operations of the 5.01(a) and/or AmeriPath Texas which, prior to consummation of the transactions contemplated by this Agreement, constituted the business and operations of Unipath, PLLC, DPA, DPP, AMPA, Plano, Metro, Ltd. and Metro, P.A.

               (ii) Calculation of Operating Earnings. A statement of the Operating Earnings, prepared by AmeriPath senior management, will be delivered to the Sellers, along with the Applicable Payment Amount required under the Contingent Notes (to the extent, and solely to the extent, that such statement indicates that the Minimum Target has been met or exceeded for such period), as calculated by AmeriPath based upon such statement of Operating Earnings, as soon as practicable following the end of each twelve month period, but in all events within 90 days after the end of each such period. If the holders of a majority of the outstanding principal balance of the Contingent Notes (the "Holders") wish to challenge the calculation of Operating Earnings, they may do so by giving written notice of such objection (the "Objection Notice") to AmeriPath, signed by such Holders, within 90 days after receipt of such statement of Operating Earnings. The Objection Notice shall set forth in reasonable detail the Holders' calculation of Operating Earnings (or Cumulative Operating Earnings, as the case may be). If an Objection Notice is so timely delivered to AmeriPath, AmeriPath and the Holders shall use their best efforts to resolve as soon as practicable any difference of opinion. If they are unable to resolve such difference within 90 days after receipt by AmeriPath of the Objection Notice from the Holders, the matter shall be referred to another independent public accounting firm of similar experience and reputation as the Auditor acceptable to the Sellers and the Purchaser, whose decision shall be final and binding on all parties. If, as a result of such written determination, there is an increase in the Operating Earnings or Cumulative Operating Earnings from that set forth in the Operating Earnings statement to which the dispute relates, then, within twenty (20) days from receipt of such



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          determination, AmeriPath shall pay each Seller the difference between the payments (including principal and all interest accrued on the underpayment of such principal through the date of payment) which should have been paid to Sellers based on the revised Operating Earnings or Cumulative Operating Earnings statement and the actual payments previously made by AmeriPath to the Sellers with respect to such Operating Earnings statement. In the event that any dispute concerning Operating Earnings or Cumulative Operating Earnings is submitted to such independent auditor for resolution, the non-prevailing party shall pay the reasonable fees of such auditor incurred in connection therewith.

               (iii) Cumulative Operating Earnings. For purposes hereof (and the Contingent Notes), the term "Cumulative Operating Earnings" shall mean and include, with respect to the 24 month period ending August 31, 1999, the 36 month period ending August 31, 2000, the 48 month period ending August 31, 2001 and the 60 month period ending August 31, 2002,the Operating Earnings of the Business, on a cumulative basis, from September 1, 1997 through the end of such period (e.g., the Cumulative Operating Earnings for the period ending August 31, 2000 shall equal the Operating Earnings, on a cumulative basis, from September 1, 1997 through August 31, 2000 (i.e., thirty-six full months of Operating Earnings would be included)).

               (iv) Regulatory Adjustments. Notwithstanding anything to the contrary contained herein, if, in the judgment of a majority of the full Board of Directors of AmeriPath (after agreement with the Physician Committee (a committee consisting of three Sellers and two other Persons designated by AmeriPath, as more fully described in
          Section 15(d) of the employment agreements between each of the Sellers and the 5.01(a) (the "Employment Agreements"))), in their sole and absolute discretion acting in good faith, it is determined that (A) the inclusion of certain income, from referrals or otherwise, in the calculation of Operating Earnings or Cumulative Operating Earnings, as the case may be, may cause the Contingent Notes, or the holding of the Contingent Notes by any Holder, to violate any Regulation or Order of any Authority (as such terms are defined in Section 12.3), or (B) any income was derived or the result of a violation of the policies and procedures of AmeriPath adopted from time to time by the Board of Directors of AmeriPath, then, such income shall not be included in Operating Earnings or Cumulative Operating Earnings, as the case may be, and shall not be taken into account in determining the payments to be made under the Contingent Notes.

               (v) Limitations--Services. For purposes of calculating Operating Earnings (and, as relevant, Cumulative Operating Earnings) hereunder, the expenses associated with the Business may include costs, expenses and charges relating to management, billing or other services provided by AmeriPath or its Affiliates requested or approved by the Sellers (or for which the Sellers failed to timely object) to the extent the price or amount charged or allocated with respect to such services is based upon the fair market value thereof and is competitive with the price or amount that would be charged by a Person (as such term is defined in Section 12.3 hereof) not affiliated with AmeriPath on an arms'-length, negotiated basis. AmeriPath shall not allocate any of its corporate overhead to the Business without the express written consent of the Sellers.

          (c) Effect of Sale on Contingent Notes. Should any Person acquire AmeriPath, whether by means of a merger with or into AmeriPath in which AmeriPath does not survive or the acquisition of all or substantially all of the stock or assets of AmeriPath (an "AmeriPath Disposition"), then, with respect to such Contingent Notes, or any one or more of them, that have not theretofore been canceled or voided because the Minimum Target was not or has not been met for the period in question, as a condition to consummation of the AmeriPath Disposition, the acquiring Person shall be required to assume AmeriPath's on-going obligations under the Contingent Notes and to assume or honor the obligations under the Employment Agreements and any other agreement entered into in connection with the transactions contemplated hereby.

          (d) Effect of Acquisitions on Contingent Notes. In the event that AmeriPath or an Affiliate of AmeriPath acquires one or more Persons or businesses after the Closing Date (an "AmeriPath Acquisition"), other than in the ordinary course of business and upon agreement of the Purchaser and the Sellers, Operating Earnings will be calculated without deducting any selling, general or administrative expenses which do not relate to the Unipath Entities or the Business, and without taking into account the income generated by, or expenses incurred in connection with, the AmeriPath Acquisition or the acquired Person or business; provided, however, with respect to an AmeriPath Acquisition whose income the Purchaser and the Sellers have agreed to include in the Operating Earnings or Cumulative Operating Earnings, as the case may be, of the Business, interest, amortization and depreciation with respect to such acquired practice shall be deducted from the Operating Earnings or Cumulative Operating Earnings, as the case may be, of the Business.

          (e) Interest. Each Contingent Note shall bear interest as set forth in the Contingent Note, computed on the basis of a 360-day year and the actual number of days elapsed, on the Applicable Payment Amount thereof at the rate of seven percent (7.0%) per annum. Simple interest shall accrue and shall be payable only upon payment of principal, if any. In the event Operating Earnings are less than the Minimum Target or Cumulative Operating Earnings are less than the Cumulative Target for any given period, interest on the principal amount of all Contingent Notes with maturities prior to and including such date shall be forgiven, canceled and voided.

          (f) Maturity, Redemption and Prepayments. For each period for which Operating Earnings or Cumulative Operating Earnings, as the case may be, equal or exceed the applicable Minimum Target, the appropriate Applicable Payment Amount of the Contingent Notes, together with interest accrued on such Applicable Payment Amount, shall become due and payable and shall be paid as provided in subparagraph
     (a) above. If, in the judgment of a majority of the full Board of Directors of AmeriPath, it is determined that the Contingent Notes, or the holding of the Contingent Notes by any Holder, may violate any Regulation or Order of any Authority (a "Violation"), then, in AmeriPath's sole discretion (as recommended by counsel to Ameripath), AmeriPath shall prepay the Contingent Notes. In its sole and absolute discretion, AmeriPath may prepay the Contingent Notes by paying (in the aggregate, for all Contingent Notes) the Payoff Amount (as defined below) for any or all of each of YR1, YR2, YR3, YR4 or YR5 (each as defined in the Contingent Notes), other than for any such year for which (i) the Purchaser paid the Applicable Payment Amount and interest thereon to the Holder without default or (ii) the Operating Earnings or Cumulative Operating Earnings, as the case may be, were less than the applicable Minimum Target for such year). AmeriPath shall give the Holders irrevocable written notice of any prepayment hereunder not less than three (3) business days prior to the prepayment date, specifying such prepayment and the date thereof, whereupon the Payoff Amount, together with accrued interest thereon, shall become due and payable on the prepayment date. For purposes hereof, the "Payoff Amount" shall mean the product of
     (x) 1.5 and (y) the Applicable Payment Amount (as set forth on the Annexes to the Contingent Notes for the period ending August 31, 1998) for the average 12 month Operating Earnings for the previous 24 month period; provided, however, if the prepayment occurs during the first 12 month period following the Closing Date, then the average 12 month Operating Earnings shall be calculated using only the previous 12 month period (including any portion of such 12 month period prior to the Closing hereunder, with appropriate adjustments to restate such pre-Closing period earnings as if such earnings had occurred following the Closing hereunder); provided further, however, if the Contingent Notes are prepaid due to a Violation, then the multiplier in clause (x) above shall be 1.25.

          (g) Payments. All payments of principal (including any prepayments or redemptions), and interest under the Contingent Notes shall be made by AmeriPath in lawful money of the United States of America in immediately available funds (or at the written request of the Holders thereof, by certified or bank check) not later than five o'clock p.m., Dallas, Texas time, on the date each such payment is due. To the extent calculation of any payment amounts (whether principal, interest or otherwise) results in fractions of a cent, the amount shall be rounded down to the nearest whole cent.

          (h) Subordination; Subordination Agreement. The Contingent Notes shall be subordinate and junior in right of payment to certain senior indebtedness pursuant to a subordination agreement attached hereto as
     Exhibit 7.11 (the "Subordination Agreement"), by and among AmeriPath's senior lenders and each of the holders of promissory notes of AmeriPath. As a condition to AmeriPath's obligations under the Contingent Notes, each Holder agrees to execute and deliver appropriate documents and agreements evidencing the subordination of the Contingent Notes to senior indebtedness of AmeriPath.

          (i) Notes Non-negotiable. The Contingent Notes shall be non-transferable and non-negotiable other than by will or the laws of intestate succession.

          (j) Right of Set-Off on the Contingent Notes. With respect to all Contingent Notes issued hereunder, AmeriPath shall have the right, following prior written notice to the Holder, to set-off against principal or interest payable to such Holder under a Contingent Note held by such Holder the amount of any indemnification payment owed by such Holder under
     Article XI hereof. Such notice shall state with reasonable specificity the good faith basis for AmeriPath's right to such indemnification payment, and a copy of such notice shall also be sent to each director of AmeriPath. The Holder shall have the right to respond to such notice, and if the Holder requests that the exercise of such right of set-off be considered and approved by the Board of Directors, then such right shall not be exercised unless considered and approved by a majority of the full Board of Directors. If within 10 days after receipt of such notice of set-off, the Holder against whom AmeriPath intends to assert such right of set-off contests in writing (sent to AmeriPath) AmeriPath's claim that the Holder is obligated to pay such amount as indemnification under Article XI hereof, then the amount which AmeriPath would otherwise have paid to the Holder but for the exercise of such right of set-off shall be paid into an interest bearing escrow account maintained by a bank selected by AmeriPath, to be held in such account until AmeriPath and the Holder have reached agreement as to the amount, if any, of such indemnification payment and set-off, or until there has been a judicial resolution of such matter, at which time the amount held in such segregated account, together with any interest accrued thereon, shall be released to the prevailing party, as appropriate and/or instructed. AmeriPath and the Holder agree that they will use their best efforts to resolve any such dispute within 30 days of receipt of notice by AmeriPath of the Holder's objection to the set-off. If the dispute shall not have been settled at the end of such 30-day period, the Purchaser shall forthwith seek a declaratory judgment or some other judicial resolution of the matter and the funds escrowed shall be placed with the registry of the court for the benefit of the prevailing party.

          (k) Defaults. The Holders of the Contingent Notes shall be entitled to the benefit of the Events of Default set forth in the form of Contingent Note.

          (l) Conflict. To the extent there is any conflict or inconsistency between the terms of this Agreement and the terms specified in any Contingent Note, the terms specified in the Contingent Note shall govern and prevail.

          (m) Tax Reporting. The parties agree that the Contingent Notes are "contingent payment obligations" issued under section 1274 of the Code and payment of principal and interest on the Contingent Notes shall be recognized for federal income tax purposes in accordance with treasury regulation section 1.1275-4(c).

     1.5 AmeriPath Stock. As additional purchase price consideration, the Purchaser shall issue to the Sellers, subject to the conditions and restrictions set forth in this Section 1.5, the AmeriPath Stock (to be divided among the Sellers as set forth on Schedule 1.2 hereof).

          (a) Restrictions on Transfer; Release.

               (1) Except as is specifically permitted by the provisions of this
          Section 1.5, the sale, assignment, transfer, conveyance, pledge, margin, hypothecation, gift, bequest, devise, levy, execution or other disposition (hereinafter, each, a "transfer") of the AmeriPath Stock, either directly or indirectly, by operation of law or otherwise, to any Person is strictly prohibited.

               (2) In furtherance and not in limitation of the foregoing, no Seller shall transfer any shares of the AmeriPath Stock at any time if such transfer would constitute a breach of any shareholders agreement with AmeriPath, or a violation of any federal or state securities or "blue sky" laws, rules or regulations (collectively, "Securities Laws"), or a breach of the conditions to any exemption from registration of the AmeriPath Stock under any such Securities Laws, or a breach of any undertaking or agreement of such Seller entered into with AmeriPath pursuant to such Securities Laws or in connection with obtaining an exemption thereunder, and AmeriPath shall not transfer upon its books any shares of AmeriPath Stock unless prior thereto AmeriPath shall have received an opinion, in form and substance satisfactory to AmeriPath, of counsel, reasonably satisfactory to AmeriPath, that such transfer is in compliance with this Section 1.5 and the Securities Laws.

               (3) For purposes of this Agreement (and the restrictions set forth in this Section 1.5), the term "AmeriPath Stock" shall mean and include (i) the shares of AmeriPath Stock issued, granted, conveyed and delivered to each Seller pursuant to Section 1.2 hereof (the "Primary Shares"), and (ii) any and all other or additional shares of capital stock of AmeriPath issued or delivered by AmeriPath with respect to the shares of AmeriPath Stock described in clause (i) hereof, including without limitation any shares of capital stock of AmeriPath issued or delivered with respect to such shares as a result of any stock split, stock dividend, stock distribution, recapitalization or similar transaction (the "Additional Shares").

               (4) Release of Restrictions. Notwithstanding the provisions of
          Section 1.5(a)(1), commencing the date which is one year following the Closing Date, and on each of the four one-year anniversaries of such date, 20% of the shares of AmeriPath Stock (including both the Primary Shares and any Additional Shares issued with respect to such Primary Shares) owned by each Seller shall be free of the restrictions set forth in Section 1.5(a)(1), such restrictions at such time having lapsed and no longer being applicable to such percentage of the AmeriPath Stock, so that after five (5) years none of the shares of AmeriPath Stock (including

          Primary Shares and Additional Shares) shall be subject to the restrictions set forth in Section 1.5(a)(1) hereof. The ownership of the AmeriPath Stock by the Sellers is not subject to the employment of such Sellers with an AmeriPath Affiliate.

          (b) Permitted Conditional Transfer Upon Death. Notwithstanding the provisions of this Section 1.5, upon a Seller's death, the AmeriPath Stock owned by such Seller shall be transferable solely pursuant to the Seller's will or in accordance with the laws of descent and distribution, if, and only if, the descendants or devisees or assignees or beneficiaries, as applicable, of the AmeriPath Stock execute and deliver to AmeriPath an agreement, in form and substance satisfactory to AmeriPath, evidencing their agreement to the restrictions contained in this Section 1.5.

          (c) Transferability; Shareholders' Agreement. Any shares of AmeriPath Stock issued pursuant hereto, shall be subject to that certain Shareholders' Agreement, dated as of February 29, 1996, as amended from time to time, by and among AmeriPath and each of the stockholders of AmeriPath, attached hereto as Exhibit 7.9 (the "Shareholders' Agreement"), relating to the AmeriPath Stock and related and other matters, including, but not limited to, any restrictions on transferability and any rights of first refusal. As a condition to the issuance of shares of AmeriPath Stock in connection with any Stock Right (and at AmeriPath's option, at each issuance), the Sellers shall execute and deliver to the Purchaser a counterpart to the Shareholders' Agreement. In addition, in connection with the closing, the Sellers agree that, if an underwriter requests the Purchaser, in connection with an underwritten public offering of any of its securities, to secure and obtain a lock-up agreement, whereby a Person agrees to refrain from selling, transferring, pledging or otherwise conveying its securities for a certain period, less than 181 days (the "Lock-up"), from any of the Purchaser's stockholders, optionholders or employees, the Sellers shall execute and deliver to the Purchaser a Lock-up, in form and substance acceptable to the Purchaser and the underwriters of such offering, within ten (10) days of receipt a written request from the Purchaser.

          (d) Legend(s) on Stock Certificates. Each Seller understands and agrees that any and all stock certificates evidencing the AmeriPath Stock shall contain appropriate restrictive legends indicating, in form satisfactory to AmeriPath, the restrictions to which the AmeriPath Stock is subject, as provided under this Agreement, including, but not limited to, the following:

               "The shares represented by this certificate (the "Shares") are subject to each and every one of the terms, conditions and restrictions set forth in the Shareholders' Agreement dated February 29, 1996 (the "Shareholders' Agreement"), as amended, including, but not limited to, any restrictions on transferability and any rights of first refusal, and may not, in whole or in part, be sold, transferred, pledged, gifted, hypothecated or otherwise disposed of in any manner other than in accordance with the terms of the Shareholders' Agreement, a copy of which is on file and available for inspection at the principal offices of the Issuer presently located at 7289 Garden Road, Suite 200, Riviera Beach, Florida 33404."

          (e) Representations. Each Seller understands that, in connection with the issuance of the AmeriPath Stock, AmeriPath is relying upon the representations and warranties being made by Sellers to AmeriPath in
     Section 2.24 hereof.

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

         The Sellers, jointly and severally to the extent set forth in Section
11.8 hereof, make the following representations and warranties to the Purchaser (and the Purchaser, in executing, delivering and consummating this Agreement, has relied and will rely upon the correctness and completeness of each of such representations and warranties notwithstanding any independent investigation unless the Purchase had actual knowledge that such representations and warranties were not correct and complete):

     2.1 Corporate Organization, Qualification, etc.

          (a) Unipath is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Texas with full power and authority to carry on its business as it is now being conducted and proposed to be conducted, and to own, operate and lease its properties and assets. Unipath is duly qualified or licensed to do business in good standing in Texas, that being the only jurisdiction in which the conduct of Unipath's business, the ownership or lease of its properties, the proposed conduct of its business or ownership or lease of its properties, or the transactions contemplated by this Agreement, require it to be so qualified or licensed. Unipath's partnership agreement has not been amended or supplemented since May 31, 1995, and is in full force and effect as of the date hereof. A true, complete and correct copy of Unipath's partnership agreement as presently in effect, is attached hereto as Exhibit 2.1(a).

          (b) PLLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas with full corporate power and authority to carry on its business as it is now being conducted and proposed to be conducted, and to own, operate and lease its properties and assets. PLLC is duly qualified or licensed to do business in good standing in Texas, that being the only jurisdiction in which the conduct of PLLC's business, the ownership or lease of its properties, the proposed conduct of its business or ownership or lease of its properties, or the transactions contemplated by this Agreement, require it to be so qualified or licensed. PLLC's articles of organization have not been amended or supplemented since May 11, 1995, and are in full force and effect as of the date hereof. True, complete and correct copies of PLLC's articles of organization and regulations, as presently in effect, are attached hereto as Exhibit 2.1(b).

          (c) DPA is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas with full corporate power and authority to carry on its business as it is now being conducted and proposed to be conducted, and to own, operate and lease its properties and assets. DPA is duly qualified or licensed to do business in good standing in Texas, that being the only jurisdiction in which the conduct of DPA's business, the ownership or lease of its properties, the proposed conduct of its business or ownership or lease of its properties, or the transactions contemplated by this Agreement, require it to be so qualified or licensed. DPA's articles of incorporation have not been amended or supplemented since April 7, 1976, and are in full force and effect as of the date hereof. True, complete and correct copies of DPA's articles of incorporation and by-laws, as presently in effect, are attached hereto as Exhibit 2.1(c).

          (d) DPP is a partnership duly organized, validly existing and in good standing under the laws of the State of Texas with full legal power and authority to carry on its business as it is now being conducted and proposed to be conducted, and to own, operate and lease its properties and assets. DPP is duly qualified or licensed to do business in good standing in Texas, that being the only jurisdiction in which the conduct of DPP's business, the ownership or lease of its properties, the proposed conduct of its business or ownership or lease of its properties, or the transactions contemplated by this Agreement, require it to be so qualified or licensed. DPP's partnership agreement has not been amended or supplemented since April 11, 1990, and is in full force and effect as of the date hereof. A true, complete and correct copy of DPP's partnership agreement, as presently in effect, is attached hereto as Exhibit 2.1(d).

          (e) AMPA is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas with full corporate power and authority to carry on its business as it is now being conducted and proposed to be conducted, and to own, operate and lease its properties and assets. AMPA is duly qualified or licensed to do business in good standing in Texas, that being the only jurisdiction in which the conduct of AMPA's business, the ownership or lease of its properties, the proposed conduct of its business or ownership or lease of its properties, or the transactions contemplated by this Agreement, require it to be so qualified or licensed. AMPA's articles of incorporation have not been amended or supplemented since July 9, 1990, and are in full force and effect as of the date hereof. True, complete and correct copies of AMPA's articles of incorporation and by-laws, as presently in effect, are attached hereto as Exhibit 2.1(e).

          (f) Plano is a partnership duly organized, validly existing and in good standing under the laws of the State of Texas with full legal power and authority to carry on its business as it is now being conducted and proposed to be conducted, and to own, operate and lease its properties and assets. Plano is duly qualified or licensed to do business in good standing in Texas, that being the only jurisdiction in which the conduct of Plano's business, the ownership or lease of its properties, the proposed conduct of its business or ownership or lease of its properties, or the transactions contemplated by this Agreement, require it to be so qualified or licensed. Plano's partnership agreement has not been amended or supplemented since April 20, 1992, and is in full force and effect as of the date hereof. A true, complete and correct copy of Plano's partnership agreement, as presently in effect, is attached hereto as Exhibit 2.1(f).

          (g) Metro, Ltd. is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Texas with full legal power and authority to carry on its business as it is now being conducted and proposed to be conducted, and to own, operate and lease its properties and assets. Metro is duly qualified or licensed to do business in good standing in Texas, that being the only jurisdiction in which the conduct of Metro's business, the ownership or lease of its properties, the proposed conduct of its business or ownership or lease of its properties, or the transactions contemplated by this Agreement, require it to be so qualified or licensed. Metro's limited partnership agreement has not been amended or supplemented since June 27, 1994, and is in full force and effect as of the date hereof. A true, complete and correct copy of Metro's limited partnership agreement, as presently in effect, is attached hereto as Exhibit 2.1(g).

          (h) Metro, P.A. is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas with full corporate power and authority to carry on its business as it is now being conducted and proposed to be conducted, and to own, operate and lease its properties and assets. Metro, P.A. is duly qualified or licensed to do business in good standing in Texas, that being the only jurisdiction in which the conduct of Metro, P.A.'s business, the ownership or lease of its properties, the proposed conduct of its business or ownership or lease of its properties, or the transactions contemplated by this Agreement, require it to be so qualified or licensed. Metro, P.A.'s articles of incorporation have not been amended or supplemented since November 9, 1994, and are in full force and effect as of the date hereof. True, complete and correct copies of Metro, P.A.'s articles of incorporation and by-laws, as presently in effect, are attached hereto as Exhibit 2.1(h).

          (i) Each MDPA is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas with full corporate power and authority to carry on its business as it is now being conducted and proposed to be conducted, and to own, operate and lease its properties and assets. Each MDPA is duly qualified or licensed to do business in good standing in Texas, that being the only jurisdiction in which the conduct of such MDPA's business, the ownership or lease of its properties, the proposed conduct of its business or ownership or lease of its properties, or the transactions contemplated by this Agreement, require it to be so qualified or licensed. None of the

     MDPA's articles of incorporation have been amended or supplemented since such MDPA's date of incorporation, and are in full force and effect as of the date hereof. True, complete and correct copies of each MDPA's articles of incorporation and by-laws, as presently in effect, are attached hereto as Exhibit 2.1(i).

     2.2 Subsidiaries. Except as set forth on Schedule 2.2, none of the Sellers, MDPAs or S Corps has any Subsidiaries (as defined in Section 12.3) nor any investment or other interest in, or any outstanding loan or advance to or from, any Person, including any officer, director, partner or shareholder.

     2.3 INTENTIONALLY DELETED.

     2.4 Corporate Record Books. Except as set forth on Schedule 2.4 attached hereto.

          (a) The partnership minute book of UniPath which has been made available to the Purchaser is complete and correct and contains all of the proceedings of the partners of Unipath.

          (b) The corporate minute book of PLLC which has been made available to the Purchaser is complete and correct and contains all of the proceedings of the shareholders, members and directors of PLLC.

          (c) The corporate minute books of each DPA which have been made available to the Purchaser are complete and correct and contain all of the proceedings of the shareholders and directors of each DPA.

          (d) The partnership minute books and records of DPP which have been made available to the Purchaser are complete and correct and contain all of the proceedings of the partners of DPP.

          (e) The corporate minute books of AMPA which have been made available to the Purchaser are complete and correct and contain all of the proceedings of the shareholders and directors of AMPA.

          (f) The partnership minute books and records of Plano which have been made available to the Purchaser are complete and correct and contain all of the proceedings of the partners of Plano.

          (g) The partnership minute books and records of Metro, Ltd. which have been made available to the Purchaser are complete and correct and contain all of the proceedings of the partners of Metro, Ltd.

          (h) The corporate minute books of Metro, P.A. which have been made available to the Purchaser are complete and correct and contain all of the proceedings of the shareholders and directors of Metro, P.A.

          (i) The corporate minute books of each MDPA which have been made available to the Purchaser are complete and correct and contain all of the proceedings of the shareholders and directors of each MDPA.

     2.5 Authorization, Etc. Each Seller has full power, authority and capacity to enter into this Agreement and the agreements and documents contemplated hereby and perform their respective obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and all other agreements and transactions contemplated hereby have been duly authorized by each Seller and no other proceedings or actions on its part are necessary to authorize this Agreement and the transactions contemplated hereby. The Sellers are entering into this Agreement on their own volition, free from any undue influence or coercion. Upon execution and delivery of this Agreement by the parties hereto and all other agreements contemplated hereby, this Agreement and such other agreements shall constitute the legal, valid and binding obligation of each Seller party thereto, enforceable against each such party in accordance with their respective terms.

     2.6 No Violation. The execution and delivery by the Sellers of this Agreement and all other agreements contemplated hereby, and the fulfillment of and compliance with the respective terms hereof and thereof by each Seller and each Unipath Entity, do not and will not, except as set forth on Schedule 2.6,
(a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default or event of default under (with due notice, lapse of time or both), (c) result in the creation of any Lien upon the capital stock, partnership or other interests or assets of any Seller or any Unipath Entity pursuant to, (d) give any third party the right to accelerate any obligation under, (e) result in a violation of, or (f) require any authorization, consent, approval, exemption or other action by or notice to any Person, court or Authority pursuant to, the organizational documents of any Unipath Entity or any Regulation, Order or Contract (as defined in Section 12.3) to which any Seller or any Unipath Entity is currently subject.

     2.7 Financial Statements. Attached as Exhibit 2.7 hereto are the following financial statements of the Unipath Entities: (i) balance sheets for the fiscal year ended June 30, 1996 and June 30, 1997 (the "Balance Sheets"), (ii) income statements and related schedules thereto for the fiscal years ended June 30, 1996 and June 30, 1997 (the "Income Statements"), and (iii) balance sheet, statement of revenues and expenses and related schedules thereto for the three months ended June 30, 1997 (collectively, together with the Balance Sheets and the Income Statements, the "Financial Statements"). The balance sheets (and the schedules thereto) included in the Financial Statements fairly present the financial position of the Unipath Entities as at the respective dates thereof, and the Income Statements (and the schedules thereto) included in the Financial Statements (x) fairly present the results of operations for the periods therein referred to, (except as stated therein or in the notes or schedules thereto) applied on a consistent basis, and

(y) fairly present the financial condition of the Unipath Entities at the respective date of and for the period covered by, such statements. No Unipath Entity has any liability, whether accrued, absolute or contingent, of a type required to be reflected on a balance sheet or described in the notes thereto in accordance with GAAP, other than (i) liabilities which have been reflected or disclosed on Schedule 2.7(a) attached hereto, (ii) liabilities less than $10,000 incurred since June 30, 1997 in the ordinary course of business, and (iii) liabilities covered by insurance or reinsurance (a complete and detailed description of which is provided in Schedule 2.7(b)). Schedule 2.7(c) contains a complete list of the accounts payable in excess of $100 of each Unipath Entity as of the date hereof and a summary description as of the Closing Date (to be supplemented at the Closing).

     2.8 Employees. As of June 30, 1997, and as of the date hereof, the Unipath Entities had the aggregate number of employees set forth on Schedule 2.8 hereto. To the best knowledge of each Seller, after due investigation and inquiry, each Unipath Entity has been for the past four years (or as many years as such entity has been organized, as applicable, and currently is, in compliance with all Federal, State and local Regulations and Orders affecting employment and employment practices of the Unipath Entities (including those Regulations promulgated by the Equal Employment Opportunity Commission), including terms and conditions of employment and wages and hours.

     2.9 Absence of Certain Changes. Except as set forth in Schedule 2.9 hereto. Since June 30, 1997, except as contemplated herein, there has not been (a) any Material Adverse Change (as defined in Section 12.3) in or to the Unipath Entities; (b) any decrease in the cash and cash equivalents of the Unipath Entities from the amounts shown on the balance sheet for the fiscal year ended June 30, 1997 included in the Financial Statements, (c) any damage, destruction or loss, whether covered by insurance or not, having a Material Adverse Effect (as defined in Section 12.3), with regard to the Unipath Entities' assets, properties or business; (d) any payment by the Unipath Entities to, or any notice to or acknowledgment by any Unipath Entity of any amount due or owing to, the Unipath Entities' self-insured carrier, if any, in connection with any self-insured amounts or liabilities under health insurance covering employees of the Unipath Entities, in each case, in excess of a reserve therefor on the balance sheet for the fiscal year ended June 30, 1997 included in the Financial Statements; (e) any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) in respect of the Unipath Entities' capital stock or capital or partnership interests, or any redemption or other acquisition of such capital stock or capital or partnership interests by the Unipath Entities (other than that which would not cause a breach of Section 2.30 hereof; (f) any increase (other than in the ordinary course of business) in the rate of compensation or in the benefits payable or to become payable by the Unipath Entities to their directors, officers, partners, employees or consultants; (g) any amendment, modification or termination of any existing, or entering into any new, Contract or plan relating to any salary, bonus, insurance, pension, health or other employee welfare or benefit plan for or with any directors, officers, partners, employees or consultants of a Unipath Entity (other than in the ordinary course of business); (h) any entry into any material Contract not in the ordinary course of business, including without limitation relating to any borrowing or capital expenditure; (i) any disposition by a Unipath Entity of any asset; (j) any adverse change in the sales patterns, pricing policies, accounts receivable or accounts payable relating to the Sellers; or (k) any write-down of the value of any inventory having an aggregate value in excess of $5,000, or write-off, as uncollectible, of any notes, trade accounts or other receivables having an aggregate value in excess of $5,000; or (l) any change by a Unipath Entity in accounting methods or principles.

     2.10 Contracts.

          (a) Except as set forth in Schedule 2.10 hereto, no Seller or Unipath Entity is a party to or subject to any written or oral:

               (i) pension, profit sharing, bonus, retirement, stock option, stock purchase or other plan providing for deferred or other compensation to employees or any other employee benefit plan (other than as set forth in Schedule 2.17 hereto), or any Contract with any labor union;

               (ii) employment, consultation, or other compensation Contract which is not terminable on notice of 30 days' or less by a Unipath Entity without penalty or other financial obligation (and, except as set forth on Schedule 2.10, no officer or employee of any Unipath Entity receives total salary, bonus and other compensation from such Unipath Entity of $35,000.00 or more per annum).

               (iii) Contract containing covenants or agreements limiting the freedom of an Unipath Entity or any of their employees to compete in any line of business presently conducted by any Unipath Entity with any Person or to compete in any such line of business in any area;

               (iv) Contract with any Seller or with any Unipath Entity or with any affiliate or relative of any Seller or with any affiliate of any Unipath Entity (except for any Contract disclosed in Schedule 2.10 pursuant to clauses (ii) or (iii) of this Section 2.10(a));

               (v) Contract relating to or providing for loans to officers, directors, employees or Affiliates;

               (vi) Contract under which any Unipath Entity has advanced or loaned, or are obligated to advance or loan, funds to any Person;

               (vii) Contract relating to the incurrence, assumption or guarantee of any indebtedness, obligation or liability (in respect of money or funds borrowed), or otherwise pledging, granting a security interest in or placing a Lien on any asset of any Unipath Entity;

               (viii) guarantee or endorsement of any obligation;

               (ix) Contract under which any Unipath Entity is lessee of or holds or operates any property, real or personal, owned by any other party, except for any lease of real or personal property under which the aggregate annual rental payments do not exceed $10,000.00;

               (x) Contract pursuant to which any Unipath Entity is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by a Unipath Entity;

               (xi) assignment, license, indemnification or Contract with respect to any intangible property (including, without limitation, any Proprietary Rights (as defined in Section 12.3));

               (xii) warranty Contract with respect to its services rendered (or to be rendered) or its products sold or leased;

               (xiii) Contract which prohibits, restricts or limits in any way the payment of dividends or distributions by a Unipath Entity;

               (xiv) Contract under which it has granted any Person any registration rights (including piggyback rights) with respect to any securities;

               (xv) Contract for the purchase, acquisition or supply of inventory and other property and assets, whether for resale or otherwise in excess of $10,000.00;

               (xvi) Contracts with independent agents, brokers, dealers or distributors;

               (xvii) sales, commissions, advertising or marketing Contracts;

               (xviii) Contracts providing for "take or pay" or similar unconditional purchase or payment obligations;

               (xix) Contracts with Persons with which, directly or indirectly, any Seller also has a Contract; or

               (xx) any other Contract which is material to any Unipath Entity's operations or business prospects, except those which (x) were made in the ordinary course of business, (y) are terminable on 30 days' or less notice by such Unipath Entity without penalty or other financial obligation, and (z) in each case, involve aggregate payments by or to any Unipath Entity of $10,000.00 or less.

          (b) Except as set forth on Schedule 2.6, no consent of any party to any Contract is required in connection with the execution, delivery or performance of this Agreement, or the consummation of the transactions contemplated hereby.

          (c) Each Unipath Entity has performed in all material respects all obligations required to be performed by it and is not in default in any respect under or in breach of nor in receipt of any claim of default or breach under any material Contract to which such Unipath Entity is subject (including without limitation all performance bonds, warranty obligations or otherwise); no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of non-compliance under any material Contract to which any Unipath Entity is subject (including without limitation all performance bonds, warranty obligations or otherwise); no Unipath Entity has any present expectation or intention of not fully performing all such obligations; and no Unipath Entity has any knowledge of any breach or anticipated breach by the other parties to any such Contract to which it is a party.

     2.11 True and Complete Copies. Copies of all Contracts and documents delivered and to be delivered hereunder by the Sellers are and will be true and complete copies of such agreements, Contracts and documents.

     2.12 Title and Related Matters.

          (a) The Unipath Entities own all of the properties and assets reflected in the balance sheet for the fiscal year ended June 30, 1997 included in the Financial Statements or acquired after the date thereof and for properties sold or otherwise disposed of since the date thereof in the ordinary course of business, free and clear of all Liens (as defined in Section 12.3), except (i) statutory Liens not yet delinquent, (ii) such imperfections or irregularities of title, Liens, easements, charges or encumbrances as do not detract from or interfere with the present use of the properties or assets subject thereto or affected thereby; otherwise do not impair present business operations at such properties; or do not detract from the value of such properties and assets, taken as a whole, or
     (iii) as reflected in the balance sheet for the fiscal year ended June 30, 1997 included in the Financial Statements or the notes thereto.

          (b) Each Unipath Entity owns, and will on the Closing Date own, all the personal property and assets, tangible or intangible, used in the Business except as to those assets (1) leased all of which leases are in good standing and no party is in default thereunder, and (2) set forth on
     Schedule 2.12, which are the personal property of the Sellers, not to be transferred to the Purchaser hereunder. Upon the sale, transfer and conveyance of the Stock to the Purchaser hereunder, the Unipath Entities (as they are constituted immediately prior to the Closing and the 5.01(a) immediately after the Closing) shall retain good title to all of their properties and assets as set forth in (a) above. None of the assets belonging to or held by any Unipath Entity is or will be on the Closing Date subject to any (i) Contracts of sale or lease, or (ii) Liens. Except for normal breakdowns and servicing requirements, all machinery and equipment regularly used by any Unipath Entity in the conduct of its business is in good operating condition and repair, ordinary wear and tear excepted.

          (c) There has not been since June 30, 1997, and will not be prior to the Closing Date, any sale, lease, or any other disposition or distribution by a Unipath Entity of any of its assets or properties and any other assets now or hereafter owned by it, except transactions in the ordinary and regular course of business or as otherwise consented to by the Purchaser, including the assets which are to remain the property of the Sellers, as set forth on Schedule 2.12. After the Closing, either the 5.01(a) or AmeriPath Texas, as the wholly-owned subsidiary of the Purchaser, will own, or have the unrestricted right to use, all properties and assets that are currently used in connection with the Business of the Unipath Entities.

          (d) Schedule 2.12 attached hereto sets forth a description of all real and personal property owned or leased by the Unipath Entities, as well as the property to be retained by the individual Sellers.

     2.13 Equipment and Other Tangible Property. The Unipath Entities' equipment, furniture, machinery, structures, fixtures and other tangible property are adequate for the purposes for which intended and are in good operating condition and repair consistent with normal industry standards, except for ordinary wear and tear, and except for such assets as shall have been taken out of service on a temporary basis for repairs or replacement consistent with the Sellers' prior practices and normal industry standards.

     2.14 Litigation. Except as set forth on Schedule 2.14 hereto, there are no Claims (as defined in Section 12.3) pending or, to the best knowledge of any Seller, threatened against any of the Sellers or the Unipath Entities which, if adversely determined, would have a Material Adverse Effect on any Unipath Entity. Nor is there any Order outstanding against any of the Sellers or the Unipath Entities having, or which, insofar as can reasonably be foreseen, in the future may have, a Material Adverse Effect on any Unipath Entity.

     2.15 Tax Matters.

          (a) Each Unipath Entity has filed all federal, state, and local tax reports, returns, information returns and other documents (collectively the "Tax Returns") required to be filed with any federal, state, local or other taxing authorities (each a "Taxing Authority" collectively the "Taxing Authorities") in respect of all relevant taxes, including without limitation income, premium, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), stamp, leasing, lease, user, excise, duty, franchise, transfer, license, withholding, payroll, employment, fuel, excess profits, occupational and interest equalization, windfall profits, severance, and other charges (including interest and penalties) (collectively, the "Taxes") and in accordance with all tax sharing agreements to which any Seller or Unipath Entity may be a party. All Taxes required or anticipated to be paid for all periods prior to and including the Closing Date have been paid or accrued, including any of the Unipath Entities' Taxes that may be due or claimed to be due as a result of the consummation of the transactions contemplated by this Agreement.

     All Taxes which are required to be withheld or collected by the Unipath Entities have been duly withheld or collected and, to the extent required, have been paid to the proper Taxing Authority or properly segregated or deposited as required by applicable laws. There are no Liens for Taxes upon any property or assets of any Unipath Entity except for liens for Taxes not yet due and payable. No Unipath Entity has executed a waiver of the statute of limitations on the right of the Internal Revenue Service or any other Taxing Authority to assess additional Taxes or to contest the income or loss with respect to any Tax Return. There shall be no gains recognized upon or as a result of the dissolution of the partnerships. The basis of any depreciable assets, and the methods used in determining allowable depreciation (including cost recovery), is correct and in compliance with the Code. PLLC has been and shall be up to Closing treated as a partnership for federal tax purposes.

          (b) No audit of any Unipath Entity or any Unipath Entity's Tax Returns by any Taxing Authority is currently pending or, to the best knowledge of the Sellers, threatened, and no issues have been raised by any Taxing Authority in connection with any Tax Returns. No material issues have been raised in any examination by any Taxing Authority with respect to any Unipath Entity which reasonably could be expected to result in a proposed deficiency for any other period not so examined, and there are no unresolved issues or unpaid deficiencies relating to such examinations. The items relating to the business, properties or operations of any Unipath Entity on the Tax Returns filed by or on behalf of such Unipath Entity for all taxable years (including the supporting schedules filed therewith), available copies of which have been made available to the Purchaser, state accurately the information requested with respect to such Unipath Entity and such information was derived from the books and records of such Unipath Entity.

          (c) No Unipath Entity has made or become obligated to make, nor will as a result of any event connected with the Closing become obligated to make, any "excess parachute payment" as defined in Section 280G of the Code (without regard to subsection (b)(4) thereof).

          (d) The Sellers shall cause each Unipath Entity to file all Tax Returns and reports with respect to Taxes which are required to be filed for Tax periods ending on or before the Closing Date (a "Pre-Closing Tax Return"), and each Unipath Entity shall pay all Taxes due in respect of such Pre-Closing Tax Returns to the appropriate Taxing Authority. The Sellers, if AmeriPath so requests, shall assist AmeriPath in causing the Unipath Entities which are partnerships to make and timely file elections pursuant to Section 754 of the Code, and the Election pursuant to Section
     1.3 hereof shall be made and timely filed in accordance with Section 1.3.

          (e) In order to enable AmeriPath to acquire the Stock, each of the Sellers shall cause the MDPA which it owns to merge with and into a regular Texas business corporation owned by such Seller pursuant to a reorganization that will qualify under Section 368 (a)(1)(F) of the Code as a mere change in identity, form or place of organization of a corporation, however effected; and each of Metro, P.A. and AMPA shall be merged with and into separate regular Texas business corporations pursuant to a reorganization that will qualify under Section 368 (a)(1)(F) of the Code as a mere change in identity, form or place of organization of a corporation.

     2.16 Compliance with Law and Applicable Government Regulations. Each Unipath Entity is presently complying in respect of its operations, equipment, practices, real property, plants, laboratories, structures, and other property, and all other aspects of its business and operations, with all applicable Regulations and Orders, including, but not limited to, Healthcare Laws, all Regulations relating to the safe conduct of business, environmental protection, quality and labeling, antitrust, Taxes, consumer protection, equal opportunity, discrimination, health, sanitation, fire, zoning, building and occupational safety where such failure or failures would individually or in the aggregate have a Material Adverse Effect. There are no Claims pending, nor to the best knowledge of the Sellers are there any Claims threatened, nor has any Seller or Unipath Entity received any written notice, regarding any violations of any Regulations and Orders enforced by any Authority claiming jurisdiction over any Unipath Entity, including any requirement of OSHA or any pollution and environmental control agency (including air and water).

          (a) Schedule 2.16(a) attached hereto sets forth all permits, licenses, provider numbers, orders, franchises and approvals (collectively, "Permits") from all Federal, state, local and foreign governmental regulatory bodies held by each Unipath Entity. The Permits listed on
     Schedule 2.16(a) are the only Permits that are required for each Unipath Entity to conduct its business as presently conducted, except for those the absence of which would not have any Material Adverse Effect on any Unipath Entity. Each such Permit is in full force and effect and, to the best of the knowledge of the Sellers, no suspension or cancellation of any such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration.

          (b) Each Unipath Entity has the licenses to provide healthcare services in the jurisdictions set forth in Schedule 2.16(b) hereto, which such licenses are all those necessary to conduct the business of such Seller in the jurisdictions in which such Unipath Entity presently operates. Schedule 2.16(b) also sets forth a true and complete description of the status of each such license. Except as set forth on Schedule 2.16(b), the Sellers are not aware of any event, transaction, correspondence or circumstance which would have, or could foreseeably have, a Material Adverse Effect on one or more of such licenses.

     2.17 ERISA and Related Matters.

          (a) Benefit Plans; Obligations to Employees. Except as set forth in
     Schedule 2.17 hereto, no Unipath Entity, or any ERISA Affiliate of any Unipath Entity, is a party to or participates in or has any liability or contingent liability with respect to:

               (i) any "employee welfare benefit plan" or "employee pension benefit plan" or "multiemployer plan" (as those terms are respectively defined in Sections 3(1), 3(2) and 3(37) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"));

               (ii) any retirement or deferred compensation plan, incentive compensation plan, stock plan, unemployment compensation plan, vacation pay, severance pay, bonus or benefit arrangement, insurance or hospitalization program or any other fringe benefit arrangements for any employee, director, consultant or agent, whether pursuant to contract, arrangement, custom or informal understanding, which does not constitute an "employee benefit plan" (as defined in Section 3(3) of ERISA); or

               (iii) any employment agreement not terminable on 30 days' or less written notice, without further liability.

     Any plan, arrangement or agreement required to be listed on Schedule 2.17 for which any Unipath Entity or any ERISA Affiliate of any Unipath Entity may have any liability or contingent liability is sometimes hereinafter referred to as a "Benefit Plan". For purposes of this Section, the term "ERISA Affiliate" shall mean any trade or business, whether or not incorporated, that together with any Unipath Entity would be deemed a "single employer" within the meaning of Section 4001(b)(i) of ERISA.

          (b) Plan Documents and Reports. A true and correct copy of each of the Benefit Plans listed on Schedule 2.17, and all Contracts relating thereto, or to the funding thereof, including, without limitation, all trust agreements, insurance contracts, investment management agreements, subscription and participation agreements and recordkeeping agreements, each as in effect on the date hereof, has been supplied to the Purchaser. In the case of any Benefit Plan that is not in written form, the Purchaser has been supplied with an accurate description of such Benefit Plan as in effect on the date hereof. A true and correct copy of the three most recent annual reports and accompanying schedules, the three most recent actuarial reports, and the most recent summary plan description and Internal Revenue Service determination letter with respect to each such Benefit Plan, to the extent applicable, and a current schedule of assets (and the fair market value thereof assuming liquidation of any asset which is not readily tradeable) held with respect to any funded Benefit Plan has been supplied to the Purchaser by each Unipath Entity, and there have been no material changes in the financial condition in the respective Plans from that stated in the annual reports and actuarial reports supplied.

          (c) Compliance with Laws; Liabilities. As to all Benefit Plans, except as otherwise specified on Schedule 2.17, each Unipath Entity is in compliance in all material respects with the terms of all Benefit plans and every Benefit Plan is in compliance with all of the requirements and provisions of ERISA and all other laws and regulations applicable thereto, including without limitation the timely filing of all annual reports or other filings required with respect to such Benefit Plans. None of the assets of any Benefit Plan are invested in employer securities or employer real property, as those terms are defined in Section 407(d) of ERISA. There have been no "prohibited transactions" (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any Benefit Plan and no Unipath Entity or any ERISA Affiliate of any Unipath Entity has otherwise engaged in any prohibited transaction. There has been no "accumulated funding deficiency" as defined in Section 302 of ERISA, nor has any reportable event as defined in Section 4043(b) of ERISA occurred with respect to any Benefit Plan. Actuarially adequate accruals for all obligations or contingent obligations under the Benefit Plans are reflected in each Unipath Entity's balance sheet for the fiscal year ended June 30, 1997 included in the Financial Statements provided to the Purchaser and such obligations include a pro rata amount of the contributions which would otherwise have been made in accordance with past practices for the plan years which include the Closing Date.

     2.18 Intellectual Property.

          (a) Except as set forth on Schedule 2.18, no Unipath Entity has a trade name, service mark, patent, copyright or trademark related to its business.

          (b) Each Unipath Entity has the right to use each Proprietary Right listed in Schedule 2.18, and except as otherwise set forth therein, each of such Proprietary Rights is, and will be on the Closing Date, free and clear of all royalty obligations and Liens. There are no Claims pending or, to the best knowledge of any Seller, threatened against any Seller that its use of any of the Proprietary Rights listed on Schedule 2.18 infringes the rights of any Person. The Sellers have no knowledge of any conflicting use of any of such Proprietary Rights.

          (c) No Unipath Entity is a party in any capacity to any franchise, license or royalty agreement respecting any Proprietary Right and there is no conflict with the rights of others in respect to any Proprietary Right now used in the conduct of its business.

          (d) Internal Software Applications.

               (i) Owned Software. To the best knowledge of the Sellers, the current software applications used by the Unipath Entities in the operation of their business, as set forth and described on Schedule 2.18(d) hereto (the "Software"), to the extent it has been designed or developed by a Unipath Entity's management information or development staff or by consultants on such Unipath Entity's behalf, is original and capable of copyright protection in the United States, and each Unipath Entity has complete rights to and ownership of such Software. To the best knowledge of the Sellers, no part of any such Software is an imitation or copy of, or infringes upon, the software of any other Person or violates or infringes upon any common law or statutory rights of any other Person, including, without limitation, rights relating to defamation, contractual rights, copyrights, trade secrets, and rights of privacy or publicity. No Unipath Entity has sold, assigned, licensed, distributed or in any other way disposed of or encumbered the Software.

               (ii) Licensed Software. To the best knowledge of the Sellers, the Software, to the extent it is licensed from any third party licensor or constitutes "off-the-shelf" software, is held by the Unipath Entities legitimately and is fully transferable to the Purchaser without any third party consent. All of the Unipath Entities' computer hardware has legitimately-licensed software installed therein.

               (iii) No Errors; Nonconformity. To the best knowledge of the Sellers, the Software is free from any significant software defect or programming or documentation error, operates and runs in a reasonable and efficient business manner, conforms to the specifications thereof, and, with respect to owned Software, the applications can be recreated from their associated source code.

     2.19 Environmental Matters. Except as disclosed in Schedule 2.19: (a) no Unipath Entity's business nor the operation thereof violates any applicable Environmental Law (as defined in Section 12.3) and no condition or occurrence (any accident, happening or event which occurs or has occurred at any time prior to the Closing Date, which results in or could result in a Claim against any Unipath Entity or the Purchaser or creates or could create a liability or loss for any Unipath Entity or the Purchaser) which, with notice or the passage of time or both, would constitute a violation of any Environmental Law; (b) each Unipath Entity is in possession of all Environmental Permits (as defined in Section 12.3) required under any applicable Environmental Law for the conduct or operation of such Unipath Entity's business (or any part thereof), and each Unipath Entity is in full compliance with all of the requirements and limitations included in such Environmental Permits; (c) no Unipath Entity has stored or used any pollutants, contaminants or hazardous or toxic wastes, substances or materials on or at any property or facility now or previously owned, leased or operated by such Unipath Entity, except for inventories of chemicals which are used or to be used in the ordinary course of such Unipath Entity's business (which inventories have been sorted or used in accordance with all applicable Environmental Permits and all Environmental Laws, including all so-called "Right to Know" laws); (d) no Unipath Entity has received any notice from any Authority or any private Person that such Unipath Entity's business or the operation of any of its facilities is in violation of any Environmental Law or any Environmental Permit or that it is responsible (or potentially responsible) for the cleanup of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any property or facility now or previously owned, leased or operated by such Unipath Entity, or at, on or beneath any land adjacent thereto or in connection with any waste or contamination site; (e) no Unipath Entity is the subject of any Federal, state, local, or private Claim involving a demand for damages or other potential liability with respect to a violation of Environmental Laws or under any common law theories relating to operations or the condition of any facilities or property (including underlying groundwater) owned, leased, or operated by such Unipath Entity; (f) no Unipath Entity has buried, dumped, disposed, spilled or released any pollutants, contaminants or hazardous or toxic wastes, substances or materials on, beneath or adjacent to any property or facility now or previously owned, leased or operated by any Unipath Entity, or any property adjacent thereto; (g) no by-products of any manufacturing or mining process employed in the operation of any Unipath Entity's business which may constitute pollutants, contaminants or hazardous or toxic wastes, substances or materials under any Environmental Law are currently stored or otherwise located on any property or facility now or previously owned, leased or operated by any Unipath Entity; (h) no property or facility now or previously owned, leased or operated by any Unipath Entity, is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any other federal or state list of sites requiring investigation or clean-up; (i) there are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under any property now or previously owned, leased or operated by any Unipath Entity; (j) no Unipath Entity has directly transported or directly arranged for the transportation of any Hazardous Material to any location which is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any federal or state list or which is the subject of federal, state or local enforcement actions or other investigations which may lead to material Claims against any Unipath Entity for any remedial work, damage to natural resources or personal injury, including Claims under CERCLA; and (k) there are no polychlorinated biphenyls, radioactive materials or friable asbestos present in violation of applicable laws at any property now or previously owned or leased by any Unipath Entity. Each Unipath Entity has timely filed all reports required to be filed with respect to all of its property and facilities and has generated and maintained all required data, documentation and records under all applicable Environmental Laws.

     2.20 Dealings with Affiliates. Schedule 2.20 hereto sets forth a complete list, including the parties, of all oral or written Contracts to which each Unipath Entity is, will be or has been a party, at any time from January 1, 1995 to the Closing Date, and to which any one or more Affiliates is also a party.

     2.21 Banking Arrangements. Schedule 2.21 attached hereto sets forth the name of each bank in or with which any Unipath Entity has an account, credit line or safety deposit box, and a brief description of each such account, credit line or safety deposit box, including the names of all Persons currently authorized to draw thereon or having access thereto. Except as so noted on
Schedule 2.21, no Unipath Entity has a liability or obligation relating to funds or money borrowed by or loaned to any Unipath Entity (whether under any credit facility, line of credit, loan, indenture, advance, pledge or otherwise).

     2.22 Insurance. Schedule 2.22 attached hereto sets forth a list and brief description, including dollar amounts of coverage, of all policies of fire, liability, professional liability and other forms of insurance held by any Unipath Entity as of the date hereof, as well as a schedule of Claims filed with each Unipath Entity's current insurance carrier, including a history of such Claims and a description and estimated dollar amount of any unresolved Claims. Such policies are valid, outstanding and enforceable policies, as to which premiums have been paid currently. Except as set forth on Schedule 2.22, the Sellers do not know of any state of facts, or of the occurrence of any event which might reasonably (a) form the basis for any Claim against a

Unipath Entity not fully covered by insurance for liability on account of any express or implied warranty or tortious omission or commission, or (b) result in a material increase in insurance premiums of any Unipath Entity.

     2.23 Consents. Schedule 2.23 annexed hereto sets forth a complete list of consents of governmental and other regulatory agencies or authorities, foreign or domestic, required to be received by or on the part of any Unipath Entity or Seller to enable the Unipath Entities and the Sellers to enter into and carry out this Agreement in all material respects. All such requisite consents have been, or prior to the Closing will have been, obtained.

     2.24 Investment Representations. In the event, in connection with this Agreement or any agreement or transaction contemplated hereby, AmeriPath offers or sells, or is deemed to offer or sell, any securities of AmeriPath to a Unipath Entity or Seller, then each Seller hereby represents and warrants to AmeriPath as follows:

          (a) Each has been offered, and up to the Closing Date and the time(s) of issuance of the AmeriPath Stock shall be offered, the opportunity to ask questions of, and receive answers from, AmeriPath and its Subsidiaries, and each has been given full and complete access to all available information and data relating to the business and assets of AmeriPath and its Subsidiaries, has obtained such additional information about AmeriPath and its Subsidiaries which such Person has deemed necessary in order to evaluate the opportunities, both financial and otherwise, with respect to AmeriPath and, except as set forth herein, have not relied on any representation, warranty or other statement concerning the Purchaser and its Subsidiaries in their evaluation of the decision to consummate the transactions contemplated herein. Each Seller has reviewed the information included in Exhibit 3.6, attached hereto. On the basis of the foregoing, each Seller is familiar with the operations, business plans and financial condition of AmeriPath.

          (b) Each understands that he or she must bear the economic risk of the AmeriPath Stock, if and when issued to such Person, for an indefinite period of time because, except as provided in this Agreement, (i) each Person understands that AmeriPath proposes to issue and deliver the shares of AmeriPath Stock issuable in accordance with this Agreement, without compliance with the registration requirements of the Securities Act of 1933, as amended (the "Securities Act") or the Securities Act of Texas, that for such purpose AmeriPath will rely upon the representations, warranties, covenants and agreements contained in this Section, as well as any additional representations, warranties, covenants, agreements and certifications of a similar nature requested by AmeriPath to be delivered by the Sellers at such time(s) of issuance or reissuance of the AmeriPath Stock; and that such noncompliance with registration is not permissible unless such representations and warranties are correct and such covenants and agreements are performed at and as of the time of issuance; (ii) each Seller understands that, under existing rules of the Securities and Exchange Commission (the "SEC"), there are substantial restrictions in the transferability of its shares of AmeriPath Stock; its shares of AmeriPath Stock may be transferred only if registered under the Securities Act or if an exemption from such registration is available; a Seller may not be able to avail itself of the provisions of Rule 144 promulgated by the SEC under the Securities Act with respect to the transfer of such shares; (iii) the AmeriPath Stock may not be sold, transferred, pledged, or otherwise disposed of except in compliance with this Agreement and the Shareholders' Agreement and the receipt by AmeriPath of an opinion of counsel for or satisfactory to AmeriPath that registration under the Securities Act or any applicable state securities laws is not required; and (iv) AmeriPath neither has an obligation to register a sale of the AmeriPath Stock held by any Seller nor has it agreed to do so in the future.

          (c) Each Seller is an "accredited investor", as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act in that each Seller, as of the date of this Agreement, either (a) (either individually or jointly with such Seller's spouse) has a net worth in excess of $1,000,000; or (b) had an individual income in excess of $200,000 in each of the two most recent years or joint income with such Seller's spouse in excess of $300,000 in each of those years, and reasonably expects reaching the same income level in the current year.

          (d) Each Seller is a sophisticated investor familiar with the type of risks inherent in the acquisition of securities such as the shares of AmeriPath Stock and such Seller's financial position is such that such the Seller can afford to retain his shares of AmeriPath Stock for an indefinite period of time without realizing any direct or indirect cash return on such Seller's investment.

          (e) Each Seller received this Agreement and first learned of the transactions contemplated hereby in Texas. Each Seller executed and will execute all documents contemplated hereby in Texas, and each Seller is a natural person and a resident of Texas.

          (f) Each Seller is acquiring his shares of AmeriPath Stock for such Seller's own account and not with a view to, or for sale in connection with, the distribution thereof within the meaning of the Securities Act.

          (g) Each Seller understands that the certificates evidencing his shares of AmeriPath Stock, when and if issued, will bear appropriate restrictive legends.

     2.25 Accounts Receivable; Inventories. The accounts receivable of each Unipath Entity reflected on Schedule 2.25 attached hereto on the date hereof are good and collectible except to the extent reserved against thereon (which reserves have been determined based upon actual prior experience and are consistent with prior practice). All such accounts receivable (except to the extent so reserved against) are valid, genuine and subsisting, arise out of bona fide sales and deliveries of goods, performance of services or other business transactions and are not subject to defenses, set-offs or counterclaims. The inventories reflected on the balance sheets included in the Financial Statements, and the inventories held by each Unipath Entity on the date hereof,
(i) do not include any items which are not usable or saleable in the ordinary course of business of each Unipath Entity, and (ii) have been reflected on such balance sheets at the lower of cost or market value (taking into account the usability or salability thereof), in accordance with GAAP. All such inventories are owned free and clear and are not subject to any Lien except to the extent reserved against or reflected in the Financial Statements. Since June 30, 1997, inventories and supplies have been purchased by each Unipath Entity in the ordinary course of business, consistent with anticipated seasonal requirements, and the volumes of purchases thereof and orders therefor have not been reduced or otherwise changed in anticipation of the transactions contemplated by this Agreement.

     2.26 Brokerage. Neither any Unipath Entity nor any Seller has employed any broker, finder, advisor, consultant or other intermediary in connection with this Agreement or the transactions contemplated by this Agreement who is or might be entitled to any fee, commission or other compensation from any Unipath Entity or any Seller, or from the Purchaser or its Affiliates, upon or as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby; provided, however, that the Sellers have engaged Wellington Associates, Inc. (the "Broker"), to act as broker and financial consultant in connection with the transactions contemplated by this Agreement, and in the event the transactions contemplated by this Agreement are consummated, the Broker shall be entitled to a fee, to be paid by the Sellers, of $934,500. The Sellers are solely responsible for paying any and all fees and expenses of the Broker, and shall indemnify and hold harmless the Purchaser from any expense, Claim or liability therefor.

     2.27 Improper and Other Payments. Except as set forth on Schedule 2.27 hereto, (a) neither any Unipath Entity nor any Seller, director, officer, or employee thereof, nor, to each Seller's knowledge, any agent or representative of any Unipath Entity or any Person acting on behalf of any of them, has made, paid or received any bribes, kickbacks or other similar payments to or from any Person or Authority; (b) no contributions have been made, directly or indirectly, to a domestic or foreign political party or candidate in excess of $1,000 since June 30, 1995; (c) no improper foreign payment (as defined in the Foreign Corrupt Practices Act) has been made; and (d) the internal accounting controls of each Unipath Entity are believed by each Seller to be adequate to detect any of the foregoing under current circumstances.

     2.28 Participation in Audits. Except as set forth in Schedule 2.28, no Unipath Entity has been informed of any Recoupment Claims (as hereinafter defined) arising in connection with audits or reviews conducted by Medicaid, Medicare or private insurance companies. To the best of the knowledge of each Seller, there is no basis for any Recoupment Claims based upon cost reports, claims or bills submitted or to be submitted in connection with services rendered by any Unipath Entity or Seller. For purposes of this Section 2.28 the term "Recoupment Claim" shall mean any recoupment or overpayment, set-off, penalty or fine, pending or, to the knowledge of each Unipath Entity and each Seller, threatened by any third-party payor or governmental authority having jurisdiction over any Unipath Entity for amounts arising from or related to payments to any Unipath Entity for services rendered prior to the Closing.

     2.29 Healthcare Laws & Regulations.

          (a) Fraud and Abuse. Except as set forth on Schedule 2.29(a), to the best of each Seller's knowledge, neither any Unipath Entity, nor any of their officers, directors, employees, shareholders or providers, have engaged in any activities which are prohibited under federal Medicaid statues, 42 U.S.C. Section 1320a-7a and 7b, or the regulations promulgated pursuant to such statutes or related state or local statutes or regulations or which are prohibited by rules of professional conduct or which otherwise could constitute fraud, including but not limited to the following: (i) making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment; (ii) making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment; (iii) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its behalf or on behalf of another, with intent to secure such benefit or payment fraudulently; and (iv) soliciting, paying or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay such enumeration (a) in return for referring an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or (b) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service, or item for which payment may be made in whole or in part by Medicaid; subject, in the case of (iv) to the lack of clarity in the law relating to the marketing of Medicare risk products by brokers.

          (b) Third-Party Payors. All Contracts with third-party payors were entered into by the Unipath Entities in the ordinary course of business. Each Unipath Entity will have made available to the Purchaser, as of the Closing Date, an accurate and complete list of all third-party payors which have agreements with any Unipath Entity (as set forth on Schedule 2.29(b)), together with accurate and complete copies of all such Contracts. Except as set forth on Schedule 2.29(b), each Unipath Entity is in compliance with each third-party payor's Contract, and each Unipath Entity has properly charged and billed in accordance with the terms of those Contracts, including, where applicable, billing and collection of all deductibles and co-payments.

          (c) Compliance with Medicare and Medicaid Programs. Each Unipath Entity has timely and accurately filed all requisite claims and other reports required to be filed in connection with all state and federal Medicare and Medicaid programs in which any Unipath Entity participates due on or before the Closing Date except to the extent that the failure to file such claims and reports would not result in a Material Adverse Effect to any Unipath Entity. Except as set forth on Schedule 2.29(c) hereto, there are no Claims pending or, to any Seller's knowledge, threatened or scheduled before any Authority, including without limitation, any intermediary, carrier, the Administrator of the Health Care Financing Administration, the Texas Department of Health and Rehabilitative Services, the Agency for Healthcare Administration or any other state or federal agency with respect to any Medicare and Medicaid claim filed by any Unipath Entity on or before the Closing Date, or program compliance matters, which would have a Material Adverse Effect on any Unipath Entity, or its assets, the operations or utility thereof, or the consummation of the transactions contemplated hereby. Each Unipath Entity has delivered to the Purchaser accurate and complete copies of any Claims, actions or appeals listed on
     Schedule 2.29(c). Except for routinely scheduled reviews pursuant to each Unipath Entity's Medicare and Medicaid Contracts, no valid review or program integrity review related to the Unipath Entities has been conducted by any Authority in connection with the Medicare or Medicaid programs and no such review is scheduled, or to any Seller's knowledge, pending or threatened against or affecting any Unipath Entity, its business, assets, or the consummation of the transactions contemplated hereby.

          (d) Rate Limitations and Rates. Each facility currently operated by the Unipath Entities charges rates and accordingly bills for services which are legal and proper, and each Unipath Entity's standard and Medicare rates are set forth on Schedule 2.29(d). Certain reimbursement rates established by third-party payors are subject to retrospective adjustment, which adjustments are set forth on said Schedule 2.29(d).

          (e) Reimbursement Documentation. Each Unipath Entity has filed when due any and all cost reports and other documentation and reports, if any, required to be filed by third-party payors and governmental agencies in compliance with applicable contractual provisions and/or laws, regulations and rules.

          (f) Patient Referrals. No Person having a "financial relationship" with any Unipath Entity, as that term is defined in 42 U.S.C. Section 1395nn, is in a position, directly or indirectly, to refer patients or services to any Unipath Entity, other than referrals which comply with (or are exempt from) the requirements of 42 U.S.C. Section 1395nn and the regulations promulgated pursuant thereto.

     2.30 INTENTIONALLY DELETED.

     2.31 Capitalization. As of the date hereof, the authorized capital stock of each MDPA and each S Corp is as set forth on Schedule 1.1 hereto. The stock record book of each MDPA and each S Corp has been delivered to the Purchaser for inspection prior to the date hereof and is complete and correct, and all requisite Federal and State documentary stamps have been affixed thereon and canceled. The MD Stock constitutes all of the issued and outstanding shares of capital stock of the MDPAs; and all of the MD Stock is owned beneficially and of record by the parties executing this Agreement, and no one else. The S Corp Shares constitute all of the issued and outstanding shares of capital stock of the S Corps, and all of the S Corp Shares are owned beneficially and of record by the parties executing this Agreement, and no one else.

     2.32 Title to Stock. All of the issued and outstanding shares of the capital stock of the MDPAs and the S Corps are, and at the Closing will be, owned by the Sellers (in the amounts and as set forth in Schedule 1.1 hereto), are duly authorized, validly issued and fully paid, nonassessable, and are free of all Liens. Upon delivery of the Purchase Price to the Sellers at the Closing, each Seller will convey, and the Purchaser will own and hold, good and marketable title to the Stock, free and clear of all Liens or contractual restrictions or limitations whatsoever, except those put in place by the Purchaser.

     2.33 Options and Rights. There are no outstanding subscriptions, options, warrants, rights, securities, contracts, commitments, understandings or arrangements under which any MDPA, any S Corp or any Seller is bound or obligated to issue any additional shares of its capital stock or rights to purchase shares of its capital stock. There are no agreements, arrangements or understandings between any Seller and/or any MDPA or any S Corp and any other Person regarding the Stock (or the transfer, disposition, holding or voting thereof).


                                   ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

     The Purchaser represents and warrants to the Sellers as follows:

     3.1 Corporate Organization, etc. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation with full corporate power and authority to carry on its business as it is now being conducted and to own, operate and lease its properties and assets. The Purchaser is duly qualified or licensed to do business in good standing in every jurisdiction in which the conduct of its business, the ownership or lease of its properties, or the transactions contemplated by this Agreement, require it to be so qualified or licensed and the failure to be so qualified or licensed would have a Material Adverse Effect on its business.

     3.2 Authorization, Etc. The Purchaser has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The Board of Directors of the Purchaser has duly authorized the execution, delivery and performance of this Agreement, the Contingent Notes and the other agreements and transactions contemplated hereby, and no other corporate proceedings on its part are necessary to authorize this Agreement and the transactions contemplated hereby. Upon execution and delivery of this Agreement by the parties hereto this Agreement shall, and upon issuance of the Contingent Notes in accordance with the provisions hereof the Contingent Notes shall, constitute legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms.

     3.3 No Violation. The execution, delivery and performance by the Purchaser of this Agreement, and all other agreements contemplated hereby, and the fulfillment of and compliance with the respective terms hereof and thereof by the Purchaser, do not and will not (a) conflict with or result in a material breach of the terms, conditions or provisions of, (b) result in a violation of, or (c) require any authorization, consent, approval, exemption or other action by or notice to any Authority pursuant to, the certificate of incorporation or by-laws of the Purchaser, or any Regulation to which the Purchaser is subject, or any material Contract or Order to which the Purchaser or its properties are subject. The Purchaser will comply with all applicable Regulations and Orders in connection with its execution, delivery and performance of this Agreement and the transactions contemplated hereby.

     3.4 Governmental Authorities. The Purchaser has complied in all material respects with all applicable Regulations in connection with its execution, delivery and performance of this Agreement and the agreements and transactions contemplated hereby. The Purchaser is not required to submit any notice, report, or other filing with any governmental authority in connection with its execution or delivery of this Agreement or the consummation of the transactions contemplated hereby. No authorization, consent, approval, exemption or notice is required to be obtained by the Purchaser in connection with the execution, delivery, and performance of this Agreement and the agreements and transactions contemplated hereby.

     3.5 Issuance of AmeriPath Stock. The shares of AmeriPath Stock required to be issued by AmeriPath to the Sellers, in accordance with the terms and subject to the conditions set forth in this Agreement, shall, upon issuance and delivery, be duly authorized, validly issued, fully paid and non-assessable.

     3.6 Information Regarding AmeriPath. The information attached hereto as
Exhibit 3.6, taken as a whole, is true and correct in all material respects, and does not contain any untrue statement of a material fact or omit a material fact necessary to make each statement contained therein not misleading. The financial statements contained in Exhibit 3.6 fairly present the financial condition of the Purchaser. The Sellers, in executing, delivering and consummating this Agreement, have relied and will rely upon the correctness and completeness of each of the foregoing representations and warranties, as well as the information included in Exhibit 3.6, notwithstanding any independent investigation.


                                   ARTICLE IV

                            COVENANTS OF THE SELLERS

     From the date hereof until the Closing, except as otherwise consented to or approved by the Purchaser in writing, each Seller covenants and agrees that it shall act, and the Sellers shall cause each Unipath Entity so to act or refrain from acting where required hereinafter, to comply with the following:

     4.1 Regular Course of Business. Each Unipath Entity shall operate its business diligently and in good faith and in the ordinary and usual course, consistent with past management practices; shall maintain all of its respective properties in good order and condition, shall maintain (except for expiration due to lapse of time) all leases and Contracts in effect without change except as expressly provided herein; shall comply with the provisions of all Regulations and Orders applicable to any Unipath Entity and the conduct of its business; shall not cancel, release, waive or compromise any debt, Claim or right in its favor (except in exchange for payment thereof or as bad debt in the ordinary course of business consistent with past practices); shall not alter the rate or basis of compensation of any of its officers, directors, employees or consultants; shall maintain insurance and reinsurance coverage as in effect on the date hereof up to the Closing Date; and shall preserve the business of each Unipath Entity intact, and use its best efforts to keep available for each Unipath Entity and the Purchaser the services of the officers and employees of each Unipath Entity, and to preserve the good will of clients, patients, suppliers and others having business relations with the Unipath Entities. Each Seller and each Unipath Entity will comply with all applicable Contracts, Regulations and Orders in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

     4.2 Amendments. Except as expressly set forth in this Agreement, no change or amendment shall be made in the articles of incorporation, by-laws, partnership agreement, articles of organization or other organizational documents of any Unipath Entity, and no Unipath Entity shall merge with or into or consolidate with any other corporation or Person, acquire substantially all of the assets of any Person or change the character of its business. Each MDPA, and each of AMPA and Metro, P.A., shall merge with and into a regular Texas business corporation prior to the Closing to effectuate and permit the acquisition of the Stock by the Purchaser.

     4.3 Capital Changes; Pledges. Except as expressly set forth in this Agreement, no Unipath Entity shall issue or sell any shares of its capital stock of any class or issue or sell any securities convertible into, or options, warrants to purchase or rights to subscribe to, any shares of its capital stock; no Unipath Entity shall issue or sell any interests in or to any of its partnership or other interests or issue or sell any securities convertible into, or options, warrants to purchase or rights to subscribe to, any such interests; and the Unipath Entities shall not pledge or otherwise encumber any shares of their capital stock or any of their partnership or limited liability corporation interests.

     4.4 Dividends. No Unipath Entity shall declare, pay or set aside for payment any dividend or other distribution in respect of its capital stock or partnership interests, nor shall any Unipath Entity, directly or indirectly, redeem, purchase or otherwise acquire any shares of its capital stock or partnership interests.

     4.5 Capital and Other Expenditures. No Unipath Entity shall make any capital expenditures, or commitments with respect thereto.

     4.6 Cash and Cash Equivalents. Cash and cash equivalents shall be preserved, and expended, solely in the ordinary and usual course of business, in compliance with this Section. At and as of the Closing, the Unipath Entities, in the aggregate, shall have a cash balance of not less than $100,000 plus an amount to cover any accounts payable on hand at the close of business on August 28, 1997. It is understood and agreed that AmeriPath, through its purchase of the Unipath Entities, is purchasing and acquiring all accounts receivable of the Unipath Entities and no accounts payable on hand on the close of business on August 28, 1997. Other than for a breach of this representation by the Sellers, there shall be no adjustments with respect hereto after the Closing.

     4.7 Borrowing. No Unipath Entity shall incur, assume or guarantee any indebtedness, obligations or liabilities not reflected on the Financial Statements (or the balance sheets included therein) except in the ordinary course of business or for purposes of consummation of the transactions contemplated by this Agreement and in any case only after consultation with the Purchaser.

     4.8 Other Commitments. Except as set forth in this Agreement, incurred or transacted in the ordinary course of business, or permitted in writing by the Purchaser, no Unipath Entity shall enter into any transaction or make any commitment or incur any obligation (including entering into any real property leases).

     4.9 Interim Financial Information. The Sellers and the Unipath Entities shall supply the Purchaser with unaudited financial statements (including, without limitation, balance sheets and Income Statements) and information for each calendar month, promptly following the conclusion of such month, and as the Purchaser may otherwise reasonably request.

     4.10 Full Access and Disclosure.

          (a) Each Unipath Entity shall afford to the Purchaser and its counsel, accountants and other authorized representatives reasonable access during business hours to each Unipath Entity's facilities, properties, books and records in order that the Purchaser may have full opportunity to make such reasonable investigations as it shall desire to make of the affairs of each Unipath Entity; and the Sellers shall cause each Unipath Entity's officers, employees and auditors to furnish such additional financial and operating data and other information as the Purchaser shall from time to time reasonably request including, without limitation, any internal control recommendations applicable to any Unipath Entity made by any Unipath Entity's independent auditors in connection with any examination of any Unipath Entity's Financial Statements and books and records.

          (b) From time to time prior to the Closing Date, each Unipath Entity shall promptly supplement or amend information previously delivered to the Purchaser with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth herein or disclosed.

          (c) In connection with any "due diligence" examination performed by the Purchaser with respect to the business of any Unipath Entity, the Sellers shall fully cooperate.

     4.11 Confidentiality. Each Seller and each Unipath Entity shall, and shall cause its principals, officers and other personnel and authorized representatives to, hold in confidence, and not disclose to any other party without the Purchaser's prior consent, all written and oral information furnished or disclosed by or received from the Purchaser or its officers, directors, employees, agents, counsel and auditors in connection with the transactions contemplated hereby except as may be required by applicable law or as otherwise contemplated herein.

     4.12 Breach of Agreement. Neither any Seller nor any Unipath Entity shall take any action which, if taken on or prior to the Closing Date, would constitute a breach of this Agreement.

     4.13 Fulfillment of Conditions Precedent. Each Unipath Entity and each Seller shall use its best efforts to obtain at its expense, on or prior to the Closing, all such waivers, Permits, consents, approvals or other authorizations from third parties and Authorities, and to do all things as may be necessary or desirable in connection with the transactions contemplated by this Agreement in order to fully and expeditiously consummate the transactions contemplated by this Agreement.

     4.14 Banking Arrangements. Each Unipath Entity shall open such bank accounts as directed by AmeriPath and shall transfer all funds to such accounts, all in accordance with the Purchaser's credit facility.


                                    ARTICLE V

                           COVENANTS OF THE PURCHASER

     The Purchaser hereby covenants and agrees with each Seller and each Seller that prior to the Closing or the termination of this Agreement:

     5.1 Confidentiality. The Purchaser shall, and shall cause its principals, officers and other personnel and authorized representatives to, hold in confidence, and not disclose to any other party without the Unipath Entities' prior consent, all information received by it from the Sellers or from any of the Unipath Entities' officers, directors, employees, agents, counsel and auditors in connection with the transactions contemplated hereby except as may be required by applicable law or as otherwise contemplated herein.

     5.2 Full Access and Disclosure.

          (a) The Purchaser shall afford to each Unipath Entity and each Seller, and their counsel, accountants and other authorized representatives reasonable access during business hours to the Purchaser's facilities, properties, books and records in order that the Unipath Entities and the Sellers may have full opportunity to make such reasonable investigations as they shall desire to make of the affairs of the Purchaser; and the Purchaser shall cause its officers, employees and auditors to furnish such additional financial and operating data and other information as the Unipath Entities and the Sellers shall from time to time reasonably request including, without limitation, any internal control recommendations applicable to the Purchaser made by the Purchaser's independent auditors in connection with any examination of the Purchaser's financial statements and books and records.

          (b) From time to time prior to the Closing Date, the Purchaser shall promptly supplement or amend information previously delivered to the Unipath Entities and/or the Sellers with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth herein or disclosed.

          (c) The Purchaser shall fully cooperate in connection with any "due diligence" examination performed by the Unipath Entities with respect to the business of the Purchaser. For purposes of this Section 5.2, "Purchaser" shall mean and include AmeriPath and its Subsidiaries.


                                   ARTICLE VI

                                OTHER AGREEMENTS

     The parties hereto further agree, on or before the Closing Date, as follows:

     6.1 Further Assurances. Subject to the terms and conditions of this Agreement, each of the parties hereto shall use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Regulations to consummate and make effective the transactions contemplated by this Agreement. In furtherance and not in limitation of the preceding sentence, the parties hereto shall use their best efforts to cause the Closing to take place on September 2, 1997. If at any time after the Closing Date the Purchaser shall consider or be advised that any further deeds, assignments or assurances in law or in any other things are necessary, desirable or proper to vest, perfect or confirm, of record or otherwise, in the Purchaser (or in the 501(a) or any Unipath Entity, as appropriate), the title to any property or rights of the Unipath Entities acquired or to be acquired by reason of, or as a result of, the acquisition, the Sellers agree that the Sellers shall execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights in the Assets and otherwise to carry out the purpose of this Agreement.

     6.2 Agreement to Defend. In the event any action, suit, proceeding or investigation of the nature specified in Sections 7.2 or 8.2 is commenced, whether before or after the Closing Date, all the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto.

     6.3 Consents. Without limiting the generality of Section 6.1, each of the parties hereto shall use their best efforts to obtain all permits, authorizations, consents and approvals of all Persons and governmental authorities necessary in connection with the consummation of the transactions contemplated by this Agreement prior to the Closing Date. With respect to every material Contract of the Unipath Entities, even those Contracts for which a consent or approval is not required under the terms of such Contract, upon the execution and delivery of this Agreement, each party to each such Contract shall, after consultation with and coordination by AmeriPath, be advised of the transaction contemplated hereby.

     6.4 No Solicitation or Negotiation. Unless and until this Agreement is terminated, neither the Sellers nor the Unipath Entities, through their directors, officers, employees, representatives, agents, advisors, accountants and attorneys shall initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal with respect to, or engage in negotiations concerning, or provide any confidential information or data to any Person with respect to, or have any discussions with any Persons relating to, any acquisition, business combination or purchase of all or any significant asset of, or any equity interest in, any Unipath Entity, or otherwise facilitate any effort or attempt to do or seek any of the foregoing, and shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Should any Unipath Entity or any Seller be contacted with respect to any offer, inquiry or proposal, such Unipath Entity or Seller shall immediately advise the Purchaser in writing of the name, address and phone number of the contact and the nature of the inquiry.

     6.5 No Termination of the Sellers' Obligations by Subsequent Incapacity, Etc. Each Seller specifically agrees that the obligations of such Seller hereunder, including, without limitation, obligations pursuant to Article XII and Section 6.4 shall not be terminated by the death or incapacity of any Seller.

     6.6 Employment Agreements. Each Seller shall, at or prior to the Closing, terminate the existing employment agreement between such Unipath Entity and such Sellers employed by such Unipath Entity and each Seller shall enter into an Employment Agreement with the 5.01(a) in the form of Exhibit 6.6 attached hereto.

     6.7 Public Announcements. Neither the Purchaser, any Seller, any Unipath Entity nor any Affiliate, representative or shareholder of any of such Persons, shall disclose any of the terms of this Agreement to any third party (other than the Purchaser's advisors and senior lending group and the Sellers' advisors) without the other party's prior written consent unless required by any applicable law. The form, content and timing of any and all press releases, public announcements or publicity statements (except for any disclosures under or pursuant to Federal or State securities laws in connection with the registration of AmeriPath's securities or otherwise) with respect to this Agreement or the transactions contemplated hereby shall be subject to the prior approval of the Purchaser. No press releases, public announcements or publicity statements shall be released by either party without such prior mutual agreement.

     The parties hereto further agree, from and after the Closing Date, as follows:

     6.8 Operational Guidelines and Covenants Related to Contingent Notes. AmeriPath agrees that during the period following Closing through the earlier of
(A) the date the Contingent Notes are paid in full (solely to the extent prepaid, or earned and payable at maturity) or (B) August 31, 2002 (the "Contingency Period"), the Business shall be operated substantially in the same manner as such business was conducted by the Unipath Entities prior to Closing. In furtherance thereof, during each 12 month period during the Contingency Period, so long as Operating Earnings exceed $6,230,000 for the previous 12 month period, AmeriPath agrees as follows:

          (a) The Physician Committee, except as otherwise provided herein or in the Employment Agreements, shall manage and control hiring, firing, staffing, scheduling, compensation, benefits (including sick leave and holidays) and fees with respect to the Business, consistent with the policies and procedures adopted from time to time by AmeriPath.

          (b) Except as otherwise provided herein, neither AmeriPath nor any Affiliate of AmeriPath shall interfere with the conduct of the Business, or otherwise prevent the Business from operating its business in the ordinary and usual course so that the Sellers have every opportunity to achieve the maximum level of Operating Earnings.

     6.9 Non-Competition Covenant.

          (a) As a material and valuable inducement for the Purchaser to enter into this Agreement, pay and deliver the Purchase Price consideration and consummate the transactions provided for herein, during the "Restricted Period" (as hereinafter defined), each Seller agrees, unless otherwise permitted by AmeriPath in writing, that he or she shall not, directly or indirectly, alone or as a partner, officer, director, employee, consultant, agent, independent contractor, member or stockholder of any Person, engage in the practice of pathology at, with or for any medical facility, laboratory or healthcare provider in which AmeriPath, or any Affiliate of AmeriPath (each, an "AmeriPath Entity"), is then doing business or providing services or has done business or provided service within the preceding twelve (12) month period or for which an AmeriPath Entity is actively negotiating to provide services (i.e., has had two or more meetings regarding that subject).

          (b) As used in this Agreement, the term "Restricted Period" shall mean and include the longer of (x) a period of seven (7) years, from the Closing to the seventh (7th) anniversary of the Closing, and (y) during such time as the Seller is employed by an AmeriPath Entity and for a period of one
     (1) year following the effective date of any termination of such Seller's employment with any such AmeriPath Entity (regardless of the cause, reason or justification of any such termination); provided, however:

               (i) in the event of a termination of Seller's employment without "cause" pursuant to Sections 15(c) and 15(d) of the Employment Agreement, if the

          AmeriPath Entity fails to make payment of the amount(s) required to be paid under Section 15(c) thereof, and such failure shall continue uncured for a period of more than ninety (90) days following notice from the Sellers, then the Restricted Period shall be reduced to a period of zero (0) days; or

               (ii) in the event AmeriPath fails to pay the amount of principal or interest which becomes and is due and payable under the Contingent Note held by the Seller or if the Seller is not paid his or her salary under such Seller's Employment Agreement, and such failure or non-payment shall continue uncured for a period of more than sixty
          (60) days following notice from such Seller, then the Restricted Period shall be reduced to a period of zero (0) days.

               (c) Each Seller further agrees that during the Restricted Period which follows any termination of the Seller's employment with any AmeriPath Entity, the Sellers will not, directly or indirectly, (i) solicit the employment of any employee, agent or consultant of any AmeriPath Entity who was such at any time during the twelve (12) months preceding the Seller's termination of employment with the AmeriPath Entity, or (ii) induce any employee of an AmeriPath Entity to leave the employ of any such AmeriPath Entity, or (iii) solicit any Payor contracts from any Payor of an AmeriPath Entity, or otherwise interfere with any such Payor, or (iv) solicit or otherwise interfere with any referral sources of any Ameripath Entity, unless in each case the Seller obtains the prior written consent of AmeriPath.

               (d) Each Seller covenants and agrees that the restrictions set forth in this Section 6.9 are fair, reasonable and necessary to protect the interests of AmeriPath and its Affiliates, such restrictions were negotiated and bargained for and the consideration delivered in connection with this Agreement reflects and assumes each Seller's strict compliance with, and the enforceability by the Purchaser of, these restrictions.

               (e) Each Seller acknowledges and agrees that the provisions of
          Section 6.9 and Section 6.10 are material and of the essence to this Agreement. In addition, if the scope of any restriction or covenant contained in either such Section should be or become too broad or extensive to permit enforcement thereof to its fullest extent, then such restriction or covenant shall be enforced to the maximum extent permitted by law, and the Seller hereby consents and agrees that (i) it is the parties intention and agreement that the covenants and restrictions contained herein be enforced as written, and (ii) in the event a court of competent jurisdiction should determine that any restriction or covenant contained herein is too broad or extensive to permit enforcement thereof to its fullest extent, the scope of any such restriction or covenant may be modified accordingly in any judicial proceeding brought to enforce such restriction or covenant, but should be modified to permit enforcement of the restrictions and covenants contained herein to the maximum extent the court, in its judgment, will permit.

     6.10 Non-disclosure; Confidentiality.

          (a) Confidential Information. By virtue of each Seller's employment, association or involvement with an AmeriPath Entity, each Seller may obtain confidential or proprietary information developed, or to be developed, by an AmeriPath Entity. "Confidential Information" means all proprietary or business-sensitive information, whether in oral, written, graphic, machine-readable or tangible form, and whether or not registered, and including all notes, plans, records, documents and other evidence thereof, including but not limited to all: patents, patent applications, copyrights, trademarks, trade names, service marks, service names, "know-how," patient lists, details of client or consulting contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, procurement and sales activities, promotion and pricing techniques, credit and financial data concerning customers, business acquisition plans or any portion or phase of any scientific or technical information, discoveries, computer software or programs used or developed in whole or in part by any AmeriPath Entity (including source or object codes), processes, procedures, formulas or improvements of any AmeriPath Entity; algorithms; computer processing systems and techniques; price lists; customer lists; procedures; improvements, concepts and ideas; business plans and proposals; technical plans and proposals; research and development; budgets and projections; technical memoranda, research reports, designs and specifications; new product and service developments; comparative analyses of competitive products, services and operating procedures; and other information, data and documents now existing or later acquired by an AmeriPath Entity, regardless of whether any of such information, data or documents qualify as a "trade secret" under applicable Federal or State law. "Confidential Information" shall not include (i) any information which is in the public domain during the period of service by the Sellers or becomes public thereafter, provided such information is not in the public domain as a consequence of disclosure by any Seller in violation of this Agreement, and (ii) any information not considered confidential information by similar enterprises operating in the clinical or anatomical laboratory industry or otherwise in the ordinary course.

          (b) Non-Disclosure. Each Seller agrees that, except as directed by such Seller's employer, as required or otherwise contemplated under this Agreement or the Employment Agreement or as otherwise required by law, he or she will not at any time (during the term of such the Seller's employment by an AmeriPath Entity or at any time thereafter), except as may be expressly authorized by the AmeriPath Entity in writing, disclose to any Person or use any Confidential Information whatsoever for any purpose whatsoever, or permit any Person whatsoever to examine and/or make copies of any reports or any documents or software (whether in written form or stored on magnetic, optical or other mass storage media) prepared by him or that come into his possession or under his control by reason of his or her employment by an AmeriPath Entity or by reason of any consulting or software development services he has performed or may in the future perform for an AmeriPath Entity which contain or are derived from Confidential Information. Each Seller further agrees that while employed at an AmeriPath Entity, no Confidential Information shall be removed from the AmeriPath Entity's business premises, without the prior written consent of such AmeriPath Entity.

          (c) AmeriPath Group Property. As used in this Agreement, the term "AmeriPath Group Property" means all documents, papers, computer printouts and disks, records, customer or patient lists, files, manuals, supplies, computer hardware and software, equipment, inventory and other materials that have been created, used or obtained by any AmeriPath Entity, or otherwise belonging to any AmeriPath Entity, as well as any other materials containing Confidential Information as defined above. Each Seller recognizes and agrees that:

               (i) All the AmeriPath Group Property shall be and remain the property of the AmeriPath Entity to which such belongs;

               (ii) Each Seller will preserve, use and hold the AmeriPath Group Property only for the benefit of AmeriPath and its Affiliates and to carry out the business of the AmeriPath Entity, AmeriPath and its Affiliates; and

               (iii) When any Seller's employment is terminated, such Seller will immediately deliver and surrender to the AmeriPath Entity all the AmeriPath Group Property, including all copies, extracts or any other types of reproductions, which such Seller has in his possession or control.

     6.11 Rule 144 Best Efforts. Following such time, if any, that AmeriPath is or may become, and while AmeriPath is, a public company with its securities registered under the Securities Act, and listed or quoted for trading by a national securities exchange or inter-dealer quotation system, AmeriPath will use its best efforts to see that AmeriPath is in compliance with the requirements of Rule 144 under the Securities Act applicable to the issuer of securities, so as to facilitate non-registered sales of AmeriPath Stock by the Sellers or Sellers who then own AmeriPath Stock consistent with the requirements and limitations of Rule 143. Nothing in this Section 6.11 shall be deemed as either (i) any representation or warranty that Ameripath will become a public company with securities registered under the Securities Act, or (ii) any covenant or agreement by AmeriPath to register, under federal or state securities laws or otherwise, any AmeriPath securities issued to, or held by, the Sellers.

     6.12 Deliveries After Closing. From time to time after the Closing, at the Purchaser's request and without expense to any Seller and without further consideration from the Purchaser, the Sellers shall execute and deliver such other instruments of conveyance and transfer and take such other action as the Purchaser reasonably may require to convey, transfer to and vest in the Purchaser, and to put the Purchaser in possession of, any rights or property to be sold, conveyed, transferred or delivered hereunder.

     6.13 Structural Changes. The parties hereto intend that the form and substance of this Agreement and the transactions contemplated hereby comply with, and not be inconsistent with, federal and Texas Health Care Laws. Accordingly, notwithstanding any other term or provision of this Agreement in the event that AmeriPath, upon the advice of counsel (and after agreement with the Sellers), determines at any time following the Closing that the transactions contemplated by this Agreement do not comply with, or are inconsistent with, federal or Texas Health Care Laws, or that another structure would be better for AmeriPath without adversely affecting the Sellers, then the Sellers hereby irrevocably agree, upon AmeriPath's request and at AmeriPath's sole cost and expense, to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper and advisable in AmeriPath's judgment and at AmeriPath's request (after agreement with the Sellers) to restructure the agreements and transactions contemplated by this Agreement (the "Restructuring") so that such agreements and transactions will be in compliance with, and/or not inconsistent with, federal and Texas Health Care Laws, or will improve the performance or results of operations of AmeriPath while preserving, to the maximum extent practicable, the economic and business substance of such agreements and transactions. In furtherance and not in limitation of the preceding sentence, the Sellers specifically agree that any such Restructuring at AmeriPath's request may include (i) the organization by the Sellers of a professional corporation, partnership, 5.01(a) or similar entity owned by such Sellers or Sellers (the "New Entity"), the organization and form of which New Entity shall be satisfactory in all respects to AmeriPath, (ii) the assignment to such Entity of (a) AmeriPath Texas' and/or the 5.01(a)'s obligations under all Employment Agreements (the performance of which obligations shall be guaranteed by AmeriPath or AmeriPath Texas) and (b) all contracts under which AmeriPath Texas or the 5.01(a) were required to provide or deliver professional pathology services, (iii) the execution and delivery by the New Entity or the 5.01(a) of a management agreement with AmeriPath Texas (or an Affiliate thereof), which management agreement shall be in form and substance satisfactory to AmeriPath, pursuant to which AmeriPath Texas (or such other Person as AmeriPath, in its sole and absolute discretion, shall choose) will provide certain management and other services to the New Entity or the 5.01(a) in consideration of management fees and the reimbursement of expenses, and (iv) the execution and delivery by each Unipath Entity or Seller of a buy-sell agreement with AmeriPath, in form and substance satisfactory to AmeriPath, pursuant to which AmeriPath may, at its option, cause each Unipath Entity or Seller to transfer its, his or her ownership interest in the New Entity (or all of the assets of such New Entity) to a person designated by AmeriPath and qualified to own and hold such interest or such assets.

     6.14 Observer Rights. So long as a majority of the Sellers are employed by an Affiliate of AmeriPath and the Contingent Notes have not matured or been paid in full (solely to the extent required to be paid under the Contingent Notes), the Sellers shall have the right, at their expense, to have one designated Seller attend all meetings of the Board of Directors of AmeriPath as an observer. Such designated Seller shall receive notices of all meetings of the Board of Directors of AmeriPath, shall receive copies of all materials supplied to the Directors of AmeriPath, and shall be entitled to attend and participate in all meetings of the Board of Directors of AmeriPath; provided, that such Seller shall have no right to vote on any matters submitted to the Board of Directors (or any committee thereof). Nothing in this section shall be deemed to prohibit AmeriPath from taking action by written consent of the Board of Directors without notice to, or participation by, such Seller or the Sellers. Furthermore, if the Directors of AmeriPath elect to convene a meeting without notice, they shall use their best efforts to advise the designated Seller of such meeting, but the failure or inability to advise such Seller of such meeting shall not vitiate any action taken at such meeting. The Purchaser agrees to nominate one of the Sellers

(designated by the Sellers, agreeable to the Purchaser) to the next available vacancy for inside directors on the Board of Directors of AmeriPath.


                                   ARTICLE VII

                 CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER

     Each and every obligation of the Purchaser under this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions, unless waived in writing by the Purchaser:

     7.1 Representations and Warranties; Covenants and Agreements. The representations and warranties of the Unipath Entities and the Sellers contained in Article III and elsewhere in this Agreement and all information contained in any exhibit, certificate, schedule or attachment hereto or in any writing delivered by, or on behalf of, the Sellers or the Unipath Entities to the Purchaser at Closing, shall be true and correct when made and shall be true and correct in all material respects on the Closing Date as though then made, except as expressly provided herein. Each Seller and each Unipath Entity shall have performed and complied with all agreements, covenants and conditions and shall have made all deliveries required by this Agreement to be performed, delivered and complied with by them prior to the Closing Date. The president or managing partner of each Unipath Entity, the president of each MDPA and each Seller shall have executed and delivered to the Purchaser a certificate, dated the Closing Date, certifying to the foregoing.

     7.2 No Injunction. No preliminary or permanent injunction or other Order, decree or ruling issued by any Authority, or any Regulation promulgated or enacted by any Authority shall be in effect, which would prevent the consummation of the transactions contemplated hereby.

     7.3 Third Party Consents. The Purchaser, the Sellers and each Unipath Entity shall have obtained all consents, approvals, waivers or other authorizations with respect to the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, such that the Contracts and leases listed in Schedule 2.6 hereto shall remain in effect (without default, acceleration, termination, assignment, right of termination or assignment, payment, increase in rates or compensation payable, penalty, interest or other adverse effect) from and after the Closing Date as such contracts and leases operated and were in effect before the Closing Date. With respect to the material Contracts of the Unipath Entity for which notice of the transaction had been, or should have been, delivered to the other party thereto pursuant to Section 6.3 hereof; (a) all such parties to such Contracts shall have been notified of the transactions contemplated hereby and (b) neither the Purchaser nor any Unipath Entity or Seller shall have received any notice of terminations or amendments of, or any indication from such party of their intent to terminate or amend, such contract, unless such amendment shall not adversely affect the Purchaser or any Unipath Entity.

     7.4 Regulatory Approvals. The Federal and State regulatory agencies or Authorities listed in Schedule 2.23 hereto shall have approved the applications listed in such Schedule with respect to the transfer of assets or change of control represented by the transactions contemplated by this Agreement, and such approval shall not impose financial obligations on the Purchaser that are objectionable to it.

     7.5 No Material Adverse Change. There shall have been no Material Adverse Change since the date of this Agreement. The Purchaser shall have received a certificate (which shall be addressed to the Purchaser), dated the Closing Date, of the president and chief financial officer of each Unipath Entity, certifying to the foregoing.

     7.6 Opinion of the Sellers' Counsel. The Purchaser shall have received an opinion of counsel to the Sellers and the Unipath Entities (which will be addressed to the Purchaser and its senior lenders), dated the Closing Date, in the form of Exhibit 7.6 hereto.

     7.7 INTENTIONALLY DELETED.

     7.8 Employment Agreements. The Sellers shall have terminated their existing employment agreements with the appropriate Unipath Entities and shall have executed and delivered to the Purchaser Employment Agreements with the 5.01(a) in the form of Exhibit 6.6 attached hereto.

     7.9 Shareholders' Agreement. At the Closing, each person who shall be granted a stock option (an "Optionee") and each Seller shall have executed a counterpart signature page to the Shareholders' Agreement, pursuant to which each Optionee and each Seller agrees to be bound by all of the provisions of the Shareholders' Agreement, in accordance with their terms, to the same extent as if such Person had been an original signatory thereto.

     7.10 Creditor Consents. The creditors set forth on Schedule 2.6 hereto shall have agreed in writing with the Sellers as to the amounts owed in order for such creditors to have been paid in full and to release all Liens in favor of such creditors. The Sellers shall have obtained from the creditors set forth on Schedule 2.6 and shall provide to the Purchaser at Closing, such UCC termination statements, releases of mortgages and other releases of Liens as shall be required by the Purchaser and its lenders.

     7.11 Subordination Agreement. At the Closing, the Sellers shall have executed and delivered the Subordination Agreement, pursuant to which each Seller agrees to be bound by all of the provisions of the Subordination Agreement in accordance with their terms.

     7.12 Delivery of Stock. The Sellers shall have executed and delivered this Agreement, or a counterpart hereof, to AmeriPath, and shall have delivered at the Closing Stock Certificates representing all of the Stock, duly endorsed for transfer to the Purchaser, together with stock powers duly executed in Blank.

     7.13 Merger of Entities. Each MDPA and each of AMPA and Metro, P.A. shall have merged with and into a regular Texas business corporation.


                                  ARTICLE VIII

                  CONDITIONS TO THE OBLIGATIONS OF THE SELLERS

     Each and every obligation of the Sellers under this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions unless waived in writing by the Sellers:

     8.1 Representations and Warranties; Performance. The representations and warranties of the Purchaser contained in Article IV and elsewhere in this Agreement and all information contained in any exhibit, schedule or attachment hereto, by, or on behalf of, the Purchaser, to the Sellers, shall be true and correct in all material respects when made and shall be true and correct in all material respects on the Closing Date as though then made, except as expressly provided herein. The Purchaser shall have performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed and complied with by them prior to the Closing Date. An authorized officer of the Purchaser shall have delivered to the Sellers a certificate, dated the Closing Date, certifying to the foregoing.

     8.2 No Injunction. No preliminary or permanent injunction or other Order, decree or ruling issued by any Authority, or any Regulation promulgated or enacted by any Authority shall be in effect, which would prevent the consummation of the transactions contemplated hereby.

     8.3 Purchase Consideration. The Sellers shall have received the consideration (in the form of AmeriPath Stock, cash and Contingent Notes) to which the Sellers are entitled pursuant to Section 1.1 hereof (to be allocated among the Sellers in accordance therewith).

     8.4 Employment Agreements. The 5.01(a) shall have executed and delivered to each of the Sellers an Employment Agreement between the 5.01(a) and such Seller in the form of Exhibit 6.6 attached hereto.

     8.5 Third Party Consents. The Purchaser, the Sellers and each Unipath Entity shall have obtained all consents, approvals, waivers or other authorizations with respect to the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, such that the Contracts and leases listed in Schedule 2.6 hereto shall remain in effect (without default, acceleration, termination, assignment, right of termination or assignment, payment, increase in rates or compensation payable, penalty, interest or other adverse effect) from and after the Closing Date as such contracts and leases operated and were in effect before the Closing Date. With respect to the material Contracts of the Unipath Entity for which notice of the transaction had been, or should have been, delivered to the other party thereto pursuant to Section 6.3 hereof; (a) all such parties to such Contracts shall have been notified of the transactions contemplated hereby and (b) neither the Purchaser nor any Unipath Entity or Seller shall have received any notice of terminations or amendments of, or any indication from such party of their intent to terminate or amend, such contract, unless such amendment shall not adversely affect the Purchaser or any Unipath Entity.

     8.6 Regulatory Approvals. The Federal and State regulatory agencies or Authorities listed in Schedule 2.23 hereto shall have approved the applications listed in such Schedule with respect to the transfer of assets or change of control represented by the transactions contemplated by this Agreement, and such approval shall not impose financial obligations on the Purchaser that are objectionable to it.

     8.7 No Material Adverse Change. There shall have been no Material Adverse Change since the date of this Agreement. The Purchaser shall deliver a certificate (which shall be addressed to the Sellers), dated the Closing Date, of the president and chief financial officer of the Purchaser, certifying to the foregoing.

     8.8 Opinion of Counsel. The Sellers shall have received an opinion of counsel to the Purchaser, dated the Closing Date, in the form of Exhibit 8.8 hereto.


                                   ARTICLE IX

                                     CLOSING

     9.1 Closing. Unless this Agreement shall have been terminated or abandoned pursuant to the provisions of Article X hereof, a closing of the transactions contemplated by this Agreement (the "Closing") shall be held on September 2, 1997, or on such other date which is mutually agreed upon in writing following the satisfaction or waiver of the conditions to closing set forth in Article VII and Article VIII hereof (the "Closing Date").

     9.2 Closing Deliveries. At the Closing,

          (a) the Sellers shall deliver or cause to be delivered to the
     Purchaser:

               (i) the Officers' Certificates required by Sections 7.1 and 7.5;

               (ii) copies of all consents and approvals required by Sections
          7.3 and 7.4;

               (iii) the Opinion of Counsel required by Section 8.8;

               (iv) the Employment Agreements required by Section 7.8;

               (v) a certificate, signed by the secretary of each Seller, as to the articles of incorporation and by-laws (or other organizational documents) of each Seller, the resolutions adopted by the board of directors and shareholders, or the consents of partners, as the case may be, of each Seller in connection with this Agreement, the incumbency of certain officers of each Seller and the jurisdictions in which each Seller is qualified to conduct business, in form acceptable to the Purchaser;

               (vi) certificates issued by the appropriate governmental authorities evidencing the good standing, with respect to both the conduct of business and the payment of all franchise taxes, of each Seller as of a date not more than 10 days prior to the Closing Date, as a corporation, partnership or limited liability corporation, as the case may be, organized under the laws of the State of Texas and as a foreign corporation authorized to do business under the laws of the various jurisdictions where such Person is so qualified.

               (vii) the counterpart signature pages to the Shareholders' Agreement required by Section 7.9;

               (viii) the UCC termination statements, releases of mortgages or other releases of Liens required by Section 7.10;

               (ix) the Subordination Agreement and counterpart signature page thereto required by Section 7.11;

               (x) the Stock Certificates required by Section 7.12;

               (xi) such other certified resolutions, documents and certificates as are required to be delivered by any Seller pursuant to the provisions of this Agreement.

          (b) The Purchaser shall deliver to the Sellers:

               (i) the consideration (in the form of cash, AmeriPath Stock and Contingent Notes) required to be paid or delivered to the Sellers (and allocated to each Seller) in accordance with Section 1.1).

               (ii) the Officers' Certificate required by Section 8.1;

               (iii) the Employment Agreements required by Section 8.4;

               (iv) the Opinion of Counsel required by Section 8.8; and

               (v) such other certified resolutions, documents and certificates as are required to be delivered by the Purchaser pursuant to the provisions of this Agreement.


                                    ARTICLE X

                           TERMINATION AND ABANDONMENT

     10.1 Methods of Termination. This Agreement may be terminated and the transactions herein contemplated may be abandoned at any time:

          (a) by mutual consent of the Purchaser and the Sellers;

          (b) by the Sellers or the Purchaser if this Agreement is not consummated on or before September 2, 1997; provided, however, that if any party has breached or defaulted with respect to its respective obligations under this Agreement on or before such date, such party may not terminate this Agreement pursuant to this Section 10.1(b), and each other party to this Agreement shall at its option enforce its rights against such breaching or defaulting party and seek any remedies against such party, in either case as provided hereunder and by applicable law; or

          (c) by the Purchaser if as of the Closing Date (including any extensions) any of the conditions specified in Article VII hereof shall not have been satisfied or if any of the Sellers or any of the Sellers is otherwise in default under this Agreement.

          (d) by the Sellers if as of the Closing Date (including any extensions) any of the conditions specified in Article VIII hereof shall not have been satisfied or if any of the Purchasers are otherwise in default under this Agreement.

     10.2 Procedure Upon Termination. In the event of termination and abandonment pursuant to Section 10.1 hereof, and subject to the proviso contained in Section 10.1(b), this Agreement shall terminate and shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein:

          (a) each party shall redeliver all documents and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same;

          (b) all information received by any party hereto with respect to the business of any other party (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any governmental authority) shall not at any time be used for the advantage of, or disclosed to third parties by, such party to the detriment of the party furnishing such information; and

          (c) no party hereto shall have any further liability or obligation to any other party under or in connection with this Agreement; provided, however, the non-breaching or non-defaulting party shall not be foreclosed from bringing a Claim or cause of action or otherwise recovering from the breaching or defaulting party.


                                   ARTICLE XI

                       SURVIVAL OF TERMS; INDEMNIFICATION

     11.1 Survival. All of the terms and conditions of this Agreement, together with the representations, warranties and covenants contained herein or in any instrument or document delivered or to be delivered pursuant to this Agreement, shall survive the Closing notwithstanding any investigation heretofore or hereafter made by or on behalf of any party hereto; provided, however, that (a) the agreements and covenants set forth in this Agreement shall survive and continue until all obligations set forth therein shall have been performed and satisfied; and (b) all representations and warranties shall survive and continue until:

          (1) with respect to the representations and warranties in Sections
     2.15 (Tax matters), 2.17 (ERISA matters), 2.19 (environmental matters) and
     2.29 (healthcare regulatory matters), until sixty (60) days following the expiration of the applicable statute of limitations;

          (2) with respect to the representations and warranties in Sections
     2.31 (capitalization), 2.32 (title to stock), and 2.31 (options and rights on capital stock), these representations shall survive and continue forever and without limitation; and

          (3) with respect to all other representations and warranties, the date upon which AmeriPath receives from its outside auditors the audited financial statements for AmeriPath's fiscal year ending December 31, 1999 (the "1999 Audit Date"), except for representations, warranties and indemnities for which an indemnification Claim shall be pending as of the 1999 Audit Date, in which event such indemnities shall survive with respect to such Claim until the final disposition thereof.

     11.2 Indemnification by the Sellers. Subject to this Article XI, the Purchaser and its officers, directors, employees, shareholders, representatives and agents shall be indemnified and held harmless by the Sellers, jointly and severally, at all times after the date of this Agreement, against and in respect of any and all damage, loss, deficiency, liability, obligation, commitment, cost or expense (including the reasonable fees and expenses of counsel), as well as any demands, assessments, judgments, costs, fines, penalties and legal, investigative, audit and other expenses arising from or in connection with any Claim incident to or resulting from, or in respect of, any misrepresentation, breach of warranty, or non-fulfillment of any obligation on the part of any Seller under this Agreement, any document relating hereto or contained in any schedule or exhibit to this Agreement or from any misrepresentation in or omission from any certificate, schedule, other agreement or instrument by any Seller hereunder. All other Claims of the Purchaser shall be resolved in accordance with Section 11.3.

     11.3 Indemnification by the Purchaser. Subject to this Article XI, the Sellers and their heirs, assigns, representatives and agents shall be indemnified and held harmless by the Purchaser, at all times after the date of this Agreement, against and in respect of any and all damage, loss, deficiency, liability, obligation, commitment, cost or expense (including the reasonable fees and expenses of counsel), as well as any demands, assessments, judgments, costs, fines, penalties and legal, investigative, audit and other expenses arising from or in connection with any Claim incident to or resulting from, or in respect of, any misrepresentation, breach of warranty, or non-fulfillment of any obligation on the part of the Purchaser under this Agreement, any document relating thereto or contained in any schedule or exhibit to this Agreement or from any misrepresentation in or omission from any certificate, schedule, other agreement or instrument by the Purchaser hereunder.

     11.4 Third-Party Claims. Except as otherwise provided in this Agreement, the following procedures shall be applicable with respect to indemnification for third-party Claims. Promptly after receipt by the party seeking indemnification hereunder (hereinafter referred to as the "indemnitee") of notice of the commencement of any (a) Tax audit or proceeding for the assessment of Tax by any taxing authority or any other proceeding likely to result in the imposition of a Tax liability or obligation or (b) any action or the assertion of any Claim, liability or obligation by a third party (whether by legal process or otherwise), against which Claim, liability or obligation the other party to this Agreement (hereinafter the "indemnitor") is, or may be, required under this Agreement to indemnify such indemnitee, the indemnitee will, if a Claim thereon is to be, or may be, made against the indemnitor, notify the indemnitor in writing of the commencement or assertion thereof and give the indemnitor a copy of such Claim, process and all legal pleadings. The indemnitor shall have the right to participate in the defense of such action with counsel of reputable standing. The indemnitor shall have the right to assume the defense of such action unless such action (i) may result in injunctions or other equitable remedies in respect of the indemnitee or its business; (ii) may result in liabilities which, taken with other then existing Claims under this Article XI, would not be fully indemnified hereunder; or (iii) may have an adverse impact on the business or financial condition of the indemnitee after the Closing Date (including an effect on the Tax liabilities, earnings or ongoing business relationships of the indemnitee). The indemnitor and the indemnitee shall cooperate in the defense of such Claims. In the case that the indemnitor shall assume or participate in the defense of such audit, assessment or other proceeding as provided herein, the indemnitee shall make available to the indemnitor all relevant records and take such other action and sign such documents as are necessary to defend such audit, assessment or other proceeding in a timely manner. If the indemnitee shall be required by judgment or a settlement agreement to pay any amount in respect of any obligation or liability against which the indemnitor has agreed to indemnify the indemnitee under this



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



Agreement, the indemnitor shall promptly reimburse the indemnitee in an amount equal to the amount of such payment plus all reasonable expenses (including reasonable legal fees and expenses) incurred by such indemnitee in connection with such obligation or liability subject to this Article XI.

     Prior to paying or settling any Claim against which an indemnitor is, or may be, obligated under this Agreement to indemnify an indemnitee, the indemnitee must first supply the indemnitor with a copy of a final court judgment or decree holding the indemnitee liable on such claim or failing such judgment or decree, and must first receive the written approval of the terms and conditions of such settlement from the indemnitor. An indemnitor shall have the right to settle any Claim against it, subject to the prior written approval of the indemnitee, which approval shall not be unreasonably withheld.

     An indemnitee shall have the right to employ its own counsel in any case, but the fees and expenses of such counsel shall be at the expense of the indemnitee unless (a) the employment of such counsel shall have been authorized in writing by the indemnitor in connection with the defense of such action or Claim, (b) the indemnitor shall not have employed, or is prohibited under this
Section 11.4 from employing, counsel in the defense of such action or Claim, or
(c) such indemnitee shall have reasonably concluded that there may be defenses available to it which are contrary to, or inconsistent with, those available to the indemnitor, in any of which events such reasonable fees and expenses of not more than one additional counsel for the indemnified parties shall be borne by the indemnitor.

     11.5 Deductible. Notwithstanding the foregoing provisions of this Article XI, except for the next succeeding sentence of this Section 11.5, no indemnification pursuant to this Article XI shall be required of an indemnifying party hereunder unless and until the aggregate amount due the indemnified party for all Claims under this Article XI shall exceed $200,000.00 (the "Deductible"), and then only to the extent that the aggregate amount of such Claims exceeds the Deductible. Notwithstanding the foregoing, no Claim (regardless of amount) that arises out of a breach of Section 1.3 or of any of the representations or warranties contained in Sections 2.15 (tax matters), 2.29 (healthcare), 4.6 (cash at closing), 2.31 (capitalization), 2.32 (title to Stock), 2.33 (options and rights on capital stock) shall at any time be subject to the Deductible or be counted in determining the Maximum Liability (as defined in Section 11.6) or with respect to the limitations set forth in Section 11.8.

     11.6 Maximum Liability. Notwithstanding the foregoing provisions of this
Article XI, except as provided in the last sentence of Section 11.5 above, the maximum liability in connection with any and all Claims for indemnification or breach or violation of representations or warranties under this Agreement or otherwise with respect to this transaction shall be in the aggregate, with respect to each Seller, the maximum allocable share of the Purchase Price received by such Seller as set forth on Schedule 1.2 hereto, including only the cash, AmeriPath Stock (valued at $10 per share) and payments of principal and interest actually paid under the Contingent Notes; provided, however, to the extent any Seller desires to use AmeriPath Stock to pay any Claim under this
Article XI, the AmeriPath Stock shall be valued at the closing price of such stock on the last business day preceding the payment of a Claim hereunder and, in addition, the Purchaser may recover from the Sellers any amounts paid with respect to the Contingent Notes and may set off against principal and interest payments to be earned and paid under the Contingent Notes any amounts with respect to a Claim hereunder in excess of the amounts already received by any indemnifying Sellers. The Purchaser's maximum liability shall be equal to the total maximum liability of the Sellers on the date any Claim is made hereunder.

     11.7 Transaction Liability. Notwithstanding anything to the contrary contained in this Agreement, the liability in connection with any and all Claims for indemnification or breach or violation of representations or warranties under Section 2.15(e) of this Agreement, or Section 2.15(a) of this Agreement to the extent such subsection relates to the transactions addressed in Section 2.15(e), shall be in the aggregate, with respect to all Sellers, Fifty Percent (50%) of the result of (a) the maximum Claim for indemnification that the Purchaser could request hereunder (without taking into account the limitations of this Section 11.7) with respect to a violation or breach of Section 2.15(e) (or such portion of Section 2.15(a)), less (b) the present value of the net tax benefit (calculated with an after tax discount factor of 6%; and with the assumption that any tax benefits allowed under the Code will be utilized in full by AmeriPath when and if they become available) which will be recovered by the Purchaser or any Affiliate of AmeriPath as a result of the treatment of the structure of the transaction other than as described in Section 2.15(e) hereof. Such liabilities shall be shared pro rata among the Sellers based upon each Seller's pro rata share of the Purchase Price received at Closing.

     11.8 Several Liability. Notwithstanding anything to the contrary contained herein, except as provided in the last sentence of Section 11.5 above, and except with respect to any liabilities described in Section 11.7 above (all of which liabilities shall be shared pro rata among the Sellers based upon each Seller's pro rata share of the Purchase Price received at Closing), if a Claim for indemnification under this Article XI arises out of an act or omission by one or more of the Unipath Entities (which causation is readily apparent and identifiable and agreed to by the Sellers), then the Purchaser shall look first to such readily identifiable shareholders, partners or owners of such Unipath Entities (the "Obligated Sellers"), and then to the other Sellers, but only to such other Sellers up to a maximum of 20% of the excess of any Claim over the aggregate maximum liability of the Obligated Sellers. With respect to those liabilities excluded hereunder by the last sentence of Section 11.5 above, the Purchaser shall look first to the Obligated Sellers and then to the other Sellers, however the Purchaser may look to the other Sellers only up to a maximum of 50% of the excess of any Claim over the aggregate maximum liability of the Obligated Sellers.

     11.9 Notice of Claims. Any person seeking indemnification under this Agreement shall give to the indemnitor prompt written notice of any Claim or potential Claim hereunder. Such notice shall contain a description of any Claim, event or facts known to the indemnitee which do or may give rise to a Claim by the indemnitee against the indemnitor based on this Agreement, stating the nature and basis of said Claims or events and the amounts thereof, to the extent known.

     11.10 Exclusive Remedy. Except for actions to enforce specific performance of rights or obligations under this Agreement, a Claim for indemnification pursuant to this Article XI shall be the sole and exclusive remedy of the Purchaser with respect to any matter referred to in Section 11.2 and of the Sellers with respect to any matter referred to in Section 11.3, and no other Claim, action, suit or proceeding shall be initiated or maintained against the Sellers or their assets or the Purchaser or its assets, as the case may be, in respect of any matter referred to in Section 11.2 or 11.3 respectively, notwithstanding that a remedy may not be available under this Article by virtue of the lapse of time, limitation on the amounts that may be claimed, the Deductible or otherwise.

                                   ARTICLE XII

                            MISCELLANEOUS PROVISIONS

     12.1 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented only by a written agreement signed by the Purchaser and the Sellers; provided, however, no amendment shall materially impair the rights of any Seller hereunder without the express written consent of such Seller.

     12.2 Entire Agreement. This Agreement, including the schedules and exhibits hereto and the documents, annexes, attachments, certificates and instruments referred to herein and therein, and the agreements executed in connection with the consummation of the transactions contemplated hereby, embodies the entire agreement and understanding of the parties hereto in respect of the agreements and transactions contemplated by this Agreement and supersedes all prior agreements, representations, warranties, promises, covenants, arrangements, communications and understandings, oral or written, express or implied, between the parties with respect to such transactions. There are no agreements, representations, warranties, promises, covenants, arrangements or understandings between the parties with respect to such transactions, other than those expressly set forth or referred to herein.

     12.3 Certain Definitions.

          "Affiliate" means, with regard to any Person, (a) any Person, directly or indirectly, controlled by, under common control of, or controlling such Person, (b) any Person, directly or indirectly, in which such Person holds, of record or beneficially, five percent or more of the equity or voting securities, (c) any Person that holds, of record or beneficially, five percent or more of the equity or voting securities of such Person, (d) any Person that, through Contract, relationship or otherwise, exerts a substantial influence on the management of such Person's affairs, (e) any Person that, through Contract, relationship or otherwise, is influenced substantially in the management of their affairs by such Person, or (f) any director, officer, partner or individual holding a similar position in respect of such Person.

          "Authority" means any governmental, regulatory or administrative body, agency, arbitrator or authority, any court or judicial authority, any regulatory agency, whether national, federal, state or local.

          "Claim" means any action, claim, obligation, liability, expense, lawsuit, demand, suit, inquiry, hearing, investigation, notice of a violation, litigation, proceeding, arbitration, or other dispute, whether civil, criminal, administrative or otherwise, whether pursuant to contractual obligations or otherwise.

          "Contract" means any agreement, contract, commitment, instrument or other binding arrangement or understanding, whether written or oral.

          "Environmental Law" means any Regulation, Order, settlement agreement or governmental requirement, which relates to or otherwise imposes liability or standards of conduct concerning mining or reclamation of mined land, discharges, emissions, releases or threatened releases of noises, odors or any pollutants, contaminants or hazardous or toxic wastes, substances or materials, whether as matter or energy, into ambient air, water, or land, or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of pollutants, contaminants, or hazardous wastes, substances or materials, including (but not limited to) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Toxic Substances Control Act of 1976, as amended, the Federal Water Pollution Control Act Amendments of 1972, the Clean Water Act of 1977, as amended, any so-called "Superlien" law, and any other similar Federal, state or local statutes.

          "Environmental Permit" shall mean Permits, certificates, approvals, licenses and other authorizations relating to or required by Environmental Law and necessary or desirable for the conduct of a person's business.

          "GAAP" means generally accepted accounting principles, applied on a consistent basis.

          "Healthcare Laws" means any Federal, state, or local Regulation or Order, of any Authority, which relates to or otherwise imposes liability or standards of conduct concerning the licensure, certification, qualification, or operation of a health maintenance organization, pharmacy, home health agency or other aspect of a Person's business subject to such Healthcare Laws, including but not limited to laws governing home health agencies, laws regulating the professional standards of health care professionals; The Texas Health Maintenance Organization Act; the Texas Pharmacy Act; the Comprehensive Drug Abuse Prevention and Control Act; the Patient Self-Referral Act; 21 U.S.C. ss.301-392, the Federal Food Drug and Cosmetic Act; 21 U.S.C. ss.821 et seq., Section 1128B of the Social Security Act; The Clinical Laboratory Improvement Amendments of 1988; 42 U.S.C. ss.1320a-7b, 42 C.F.R. Part 1001, 42 CFR Chapter IV, Subchapter C; Sections 1876 or 1903 of the Social Security Act; 45 CFR, Part 74; 45 CFR,
     Part 92; 42 CFR 455.109 42 U.S.C. ss.1857(h) et seq., 33 U.S.C. ss.1368 et
     seq., Executive Order 11738 and 40 CFR Part 15, Title VI of the Civil Rights Act of 1964; 42 U.S.C. ss.2000 d et seq., Section 504 of the Rehabilitation Act of 1933; 29 U.S.C. ss.7940; Title IX of the Education Amendments of 1972, 20 U.S.C. ss.1681 et seq., 42 U.S.C. ss.6101 et seq.,
     Section 654 of OBRA '81; 42 U.S.C. ss.9849 and the Americans with Disabilities Act of 1990; P.L. 101-336, OBRAs 1986 through 1993, as amended, and any other similar Federal, state or local Regulations.

          "Lien" means any security interest, lien, mortgage, pledge, hypothecation, encumbrance, Claim, restriction or interest of another Person of any kind or nature.

          "Material Adverse Change" means any development or change which has, had or is reasonably likely to have a Material Adverse Effect.

          "Material Adverse Effect" means any circumstances, state of facts or matters which has, or might reasonably be expected to have, a material adverse effect in respect of the Unipath Entities' or AmeriPath's (as the case may be) business, operations, properties, assets, condition (financial or otherwise), revenues, expenses, accounts receivable, accounts payable, results, plans, strategies or prospects.

          "Order" means any decree, consent decree, judgment, award, order, injunction, rule, ruling, consent of or by an Authority.

          "Person" means any corporation, partnership, joint venture, company, syndicate, organization, association, trust, entity, Authority or natural person.

          "Proprietary Rights" means any patent, patent application, copyright, trademark, trade name, service mark, service name, trade secret, know-how, confidential information or other intellectual property or proprietary rights.

          "Regulation" means any law, statute, rule, regulation, ordinance, requirement, announcement or other binding action of or by an Authority.

          "Subsidiary" means any Person which the Purchaser or any Unipath Entity, as the case may be, owns, directly or indirectly, 50% or more of the outstanding stock or other equity interests.

     12.4 Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand or mailed, first class certified mail with postage paid or by overnight receipted courier service:

          (a) If to the Sellers, to:

              Unipath
              4350 Alpha Road
              Dallas, Texas 75244

              Attention: Joseph Sonnier, M.D.

              with a copy to:

              Thompson & Knight
              1700 Pacific Avenue, Suite 3300
              Dallas, Texas 75201-4693
              Attention: Steven Cochran, Esq.

               or to such other person or address as the Sellers or PRACTICE shall furnish by notice to the Purchaser in writing.

          (b) If to the Purchaser to:

              AmeriPath, Inc.
              7289 Garden Road, Suite 200
              Riviera Beach, Florida 33404
              Attn:  James C. New, President

              with a copy to:

              Greenberg, Traurig, Hoffman,
                 Lipoff, Rosen & Quentel, P.A.
              515 E. Las Olas Boulevard, Suite 1500
              Fort Lauderdale, Florida 33301
              Attn:  Daniel H. Aronson, Esq.

               or to such other person or address as the Purchaser shall furnish by notice to the Sellers in writing.

     12.5 Exhibits and Schedules. The Exhibits and Schedules referred to in this Agreement are attached hereto and incorporated herein by this reference. Disclosure of a specific item in any one Schedule shall be deemed restricted only to the Section of this Agreement to which such disclosure relates, except where, and to the extent that, there is an explicit cross-reference in such Schedule to another Schedule.

     12.6 Waiver of Compliance; Consents. Any failure of any party hereto to comply with any obligation, covenant, agreement or condition herein may be waived in writing by the other parties hereto, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing.

     12.7 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except that the Purchaser may assign its rights, interests and obligations hereunder to any wholly-owned Subsidiary, and may grant Liens or security interests in respect of its rights and interests hereunder, without the prior approval of the Sellers; provided that AmeriPath guarantees the obligations of the Purchaser hereunder and remains liable jointly with the Subsidiary for any obligations so assigned.

     12.8 Governing Law. The Agreement shall be governed by the internal laws of the State of Florida as to all matters, including but not limited to matters of validity, construction, effect and performance.

     12.9 Headings. The article, section and other headings contained in this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement (or any provision hereof).

     12.10 Pronouns and Plurals. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine, or neuter forms, and the singular forms of nouns, pronouns, and verbs include the plural and vice versa.

     12.11 Construction. The parties acknowledge that each party has reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

     12.12 Injunctive Relief. The parties hereto agree that in the event of a breach of any provision of this Agreement, the aggrieved party or parties may be without an adequate remedy at law. The parties therefore agree that in the event of a breach of any provision of this Agreement, the aggrieved party or parties may elect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach of such provision, as well as to obtain damages for breach of this Agreement. By seeking or obtaining any such relief, the aggrieved party shall not be precluded from seeking or obtaining any other relief to which it may be entitled.

     12.13 Binding Effect. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the signatories to this Agreement and each of their respective successors and permitted assigns.

     12.14 Delays or Omissions; Waiver. No delay or omission to exercise any right, power or remedy accruing to any party hereto, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of, or estoppel with respect to, any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach or default under this Agreement, or any waiver on the part of any party of any provisions, obligations, covenants, agreements or conditions of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

     12.15 Severability. Unless otherwise provided herein, if any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     12.16 Expenses. All fees, costs and expenses (including, without limitation, legal, auditing and accounting fees, costs and expenses) incurred in connection with considering, pursuing, negotiating, documenting or consummating this Agreement and the transactions contemplated hereby shall be borne and paid solely by the party incurring such fees, costs and expenses.

     12.17 Attorneys' Fees. If any party to this Agreement seeks to enforce the terms and provisions of this Agreement or to interpret rights hereunder, then the prevailing party in such action shall be entitled to recover from the losing party or parties all costs in connection with such action, including without limitation reasonable attorneys' fees, expenses and costs incurred at the trial court and all appellate levels.

     12.18 Dealings in Good Faith; Best Efforts. Each party hereto agrees to act in good faith with respect to the other party in exercising its rights and discharging its obligations under this Agreement. Each party further agrees to use its best efforts to ensure that the purposes of this Agreement are realized and to take all further steps as are reasonably necessary to implement the provisions of this Agreement. Each party agrees to execute, deliver and file any document or instrument necessary or advisable to realize the purposes of this Agreement.

     12.19 Action by Sellers. Whenever in this Agreement action or consent is required by the Sellers, the act, consent or action of a majority of the Sellers that make up the Physician Committee shall be deemed to be the act, consent and action of all of the Sellers.

     12.20 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                                     * * * *

                  [Remainder of Page Intentionally Left Blank]

         IN WITNESS WHEREOF, the parties hereto have made and entered into this Agreement the date first hereinabove set forth.

                                       AMERIPATH, INC.


                                       By: /s/ James C. New
                                          --------------------------------------
                                          James C. New, President

                                       SELLERS:


                                       J. SLOAN LEONARD, M.D., ASSOCIATED


                                       By: /s/ J. Sloan Leonard
                                          --------------------------------------
                                          J. Sloan Leonard, M.D., President


                                       JOSEPH A. SONNIER, M.D., P.A.


                                       By: /s/ Joseph A. Sonnier
                                          --------------------------------------
                                          Joseph A. Sonnier, M.D., President


                                       V. Q. TELFORD, M.D., ASSOCIATED


                                       By: /s/ V. Q. Telford
                                          --------------------------------------
                                          V. Q. Telford, M.D., President


                                       WILLIAM C. BURTON, M.D., P.A.


                                       By: /s/ William C. Burton
                                          --------------------------------------
                                          William C. Burton, M.D., President

                                       JAMES SCOTT MILVENAN, M.D., P.A.


                                       By: /s/ James Scot Milvenan
                                          --------------------------------------
                                          James Scot Milvenan, M.D., President


                                       LESLIE L. WALTERS, M.D., ASSOCIATED


                                       By: /s/ Leslie L. Walters
                                          --------------------------------------
                                          Leslie L. Walters, M.D., President


                                       THOMAS M. JAMES, M.D., P.A.


                                       By: /s/ Thomas M. James
                                          --------------------------------------
                                          Thomas M. James, M.D., President


                                           /s/ J. SLOAN LEONARD
                                          --------------------------------------
                                          J. SLOAN LEONARD, M.D.


                                           /s/ JOSEPH A. SONNIER
                                          --------------------------------------
                                          JOSEPH A. SONNIER, M.D.


                                           /s/ VAN Q. TELFORD
                                          --------------------------------------
                                          VAN Q. TELFORD, M.D.


                                           /s/ WILLIAM C. BURTON
                                          --------------------------------------
                                          WILLIAM C. BURTON, M.D.


                                           /s/ JAMES SCOT MILVENAN
                                          --------------------------------------
                                          JAMES SCOT MILVENAN, M.D.

                                           /s/ LESLIE L. WALTERS
                                          --------------------------------------
                                          LESLIE L. WALTERS, M.D.

                                           /s/ THOMAS M. JAMES
                                          --------------------------------------
                                          THOMAS M. JAMES, M.D.

                                           /s/ STEPHEN W. ALDRED
                                          --------------------------------------
                                          STEPHEN W. ALDRED, M.D.

                                           /s/ JOHN E. MCDONALD
                                          --------------------------------------
                                          JOHN E. MCDONALD, M.D.

                                           /s/ BARBARA A. SHINN
                                          --------------------------------------
                                          BARBARA A. SHINN, M.D.